Exhibit 10.1
EXECUTION COPY

CREDIT AGREEMENT
dated as of
January 29, 2010,
among
RENTECH ENERGY MIDWEST CORPORATION,
as Borrower,
RENTECH, INC.,
THE LENDERS PARTY HERETO,
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Administrative Agent and Collateral Agent
and
CREDIT SUISSE SECURITIES (USA) LLC
as Sole Bookrunner, Sole Syndication Agent and Sole Lead Arranger

i

SCHEDULES

Schedule 1.01(a)	—	Existing Permitted Project Guarantees
Schedule 1.01(b)	—	Subsidiary Guarantors
Schedule 1.01(c)	—	Mortgaged Property
Schedule 2.01	—	Lenders and Commitments
Schedule 3.08	—	Subsidiaries
Schedule 3.17	—	Environmental Matters
Schedule 3.18	—	Insurance
Schedule 3.19(a)	—	UCC Filing Offices
Schedule 3.19(c)	—	Mortgage Filing Offices
Schedule 3.20(a)	—	Owned Real Property
Schedule 3.20(b)	—	Leased Real Property
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(i)	—	Existing Investments
Schedule 6.04(j)	—	Existing Non-Cash Permitted Project Investments
Schedule 9.21	—	Lease Terms
EXHIBITS

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Guarantee and Collateral Agreement
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Notice of Conversion and Continuation of Borrowings
Exhibit F	—	Intercompany Note

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CREDIT AGREEMENT dated as of January 29, 2010 (this “Agreement”), among RENTECH ENERGY MIDWEST CORPORATION, a Delaware corporation (the “Borrower”), RENTECH, INC., a Colorado corporation (“Holdings”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders.
The Borrower entered into that certain Amended and Restated Credit Agreement dated as of June 13, 2008 by and among the Borrower, Holdings, certain financial institutions party thereto, as lenders, Credit Suisse, Cayman Islands Branch, as administrative agent and collateral agent for such lenders (as amended, modified or supplemented from time to time, the “Existing Credit Agreement”) pursuant to which the Borrower borrowed term loans from the lenders thereunder.
Concurrently with the execution and delivery of this Agreement, the Borrower shall repay in full and terminate the Existing Credit Agreement.
The Borrower has requested the Lenders to extend credit in the form of term loans on the Closing Date, in an aggregate principal amount of $62,500,000. The proceeds of the term loans are to be used, on the Closing Date, solely (a) to make the Holdings Loan, (b) to repay the obligations in respect of the Existing Credit Agreement, and (c) to pay Transaction Costs.
The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“ABR”, when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquired Entity” shall have the meaning assigned to such term in Section 6.04(a)(iv).
“Adjusted LIBO Rate” shall mean for any Interest Period, an interest rate per annum equal to the greater of (a) 2.50% per annum, and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.
“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.04(a).
“Administrative Questionnaire” shall mean an Administrative Questionnaire in such form as may be supplied from time to time by the Administrative Agent.
“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common

Control with the Person specified; provided, however, that, for purposes of the definition of “Eligible Assignee” and Section 6.07, the term “Affiliate” shall also include any Person that directly or indirectly owns 5% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified. “Affiliated” shall have the meaning correlative thereto. No Agent, Lender or Affiliate thereof shall be deemed to be an “Affiliate” of any Loan Party for purposes of this Agreement.
“Agents” shall have the meaning assigned to such term in Article VIII.
“Agreement Value” means, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements; provided that, for purposes of making any calculation hereunder during an Insolvency Proceeding, only to the extent such netting agreements are legally enforceable in such Insolvency Proceeding against the applicable counterparty obligor thereunder) that Holdings, the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.
“Agreement” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (c) the Adjusted LIBO Rate for an Interest Period of one month on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, and (d) 3.50% per annum; provided, that, for purposes of determining the Alternate Base Rate pursuant to clause (c) of this sentence, the Adjusted LIBO Rate for any day shall be based on the rate determined and applied on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or LIBO Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.
“Applicable ECF Percentage” shall mean, on any date of determination, (a) if, as of the last day of the fiscal year then ended in respect of which Excess Cash Flow is being calculated, the Leverage Ratio as of such date is less than 1.00:1.00, the percentage set forth below that corresponds with the aggregate principal amount of Loans outstanding on such date set forth opposite such percentage, and (b) if the Leverage Ratio as of such date is greater than or equal to 1.00:1.00, 100%:

Outstanding Aggregate Principal	Applicable ECF
Amount of Loans	Percentage
Greater than or equal to $50,000,000	100%
Greater than or equal to $40,000,000 but less than $50,000,000	75%

Outstanding Aggregate Principal	Applicable ECF
Amount of Loans	Percentage
Less than $40,000,000	50%
“Applicable Margin” shall mean, for any day with respect to any Loan, (a) accruing interest at the Alternate Base Rate, 9.0% per annum, or (b) accruing interest at the Adjusted LIBO Rate, 10.0% per annum.
“Applicable Maturity Date” shall mean (i) prior to the payment in full in cash of the Obligations (other than (a) Obligations in respect of Incremental Loans and (b) contingent indemnification obligations in respect of which no claim for payment has been asserted by the Person entitled thereto), the Maturity Date, and (ii) thereafter, if, at any time, any Incremental Loans or Obligations (other than contingent indemnification obligations in respect of which no claim for payment has been asserted by the Person entitled thereto) in respect thereof are outstanding and the related Incremental Loan Commitments have not been terminated, the earliest to occur of the Incremental Loan Maturity Dates.
“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by Holdings, the Borrower or any Subsidiary Guarantor to any Person other than Holdings, the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Subsidiary Guarantors (other than (i) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) dispositions between or among Foreign Subsidiaries that are not Subsidiary Guarantors, (iii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $250,000, (iv) any equity contributions (other than in the form of Disqualified Stock) received from Holdings or any Subsidiary by the Borrower or any Subsidiary Guarantor, to the extent not prohibited by this Agreement, (v) any sale, transfer or other disposition of the Colorado Property to a third party that is not an Affiliate of Holdings or any of its Subsidiaries, but only until such time, if any, as the Colorado Property is required to be subject to a Mortgage pursuant to Section 5.16), (vi) any sale, transfer or other disposition by the Borrower to a third party that is not an Affiliate of Holdings or any of its Subsidiaries of carbon credits or similar allowances generated by equipment provided to the Borrower by an entity that is not Affiliated with the Borrower as contemplated by the definition of “Joint Carbon Credit Investment Project”, but only (a) if and to the extent the definitive documentation between the Borrower and such third party prohibits the Borrower from applying the Net Cash Proceeds of any such sale, transfer or disposition to prepay the Loans in accordance with Section 2.10(a), or (b) until such time, if any, as such carbon credits and similar allowances are required to be subject to a Lien in favor of the Collateral Agent pursuant to Section 6.02(k), and (vii) any sale, transfer or other disposition by the Borrower of carbon credits or similar allowances owned by the Borrower to a third party that is not an Affiliate of Holdings or any of its Subsidiaries and generated in respect of a Joint Carbon Credit Investment Project for an aggregate amount in excess of the total consideration (whether in the form of cash or otherwise, but excluding any carbon credits or similar allowances shared with any other entity as contemplated by the definition of “Joint Carbon Credit Investment Project”) paid or payable, directly or indirectly, by the Borrower or any of its subsidiaries for the applicable equipment, and the installation thereof, in connection with such Joint Carbon Credit Investment Project.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.
“Attributable Indebtedness” shall mean, when used with respect to any Sale and Lease-Back Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the

Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments (and substantially similar payments) during the remaining term of the lease included in any such Sale and Lease-back Transaction.
“Available Cash” shall mean, at any time of determination, an amount equal to (a) 100% of the Available Excess Cash Flow Amount at such time, minus (b) the sum of Available Cash used prior to such time to pay cash dividends pursuant to Section 6.06(a)(v), minus (c) the sum of Available Cash used by the Borrower prior to such time to make loans or advances to Holdings pursuant to Section 6.04(c)(v), minus (d) without duplication of clauses (b) and (c), the aggregate amount of Restricted Payments and Investments made in cash on or after the first date of the first fiscal year (or portion thereof) in which there is an Available Excess Cash Flow Amount by the Borrower or any Subsidiary Guarantor that is a subsidiary of the Borrower prior to such time (other than, in the case of this clause (d), (i) the Holdings Loan and (ii) any Restricted Payments and/or Investments financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds, insurance proceeds or other amounts or proceeds that would not be included in Consolidated EBITDA, in each case issued, incurred or received, as applicable, at or prior to such time of determination).
“Available Excess Cash Flow Amount” shall mean, at any time of determination, an amount equal to (a) the sum of the amounts of Excess Cash Flow for all Excess Cash Flow Periods ending on or prior to the date of determination, plus (b) the amount of cash common equity contributions received by the Borrower from Holdings (through Rentech Development Corporation) that are not concurrently and have not previously been applied or utilized for any other purpose, minus (c) the sum at the time of determination of the aggregate amount of prepayments required to be made pursuant to Section 2.10(b) through the time of determination (after giving effect to Section 2.10(h)); provided that, with respect to amounts contributed to the Borrower pursuant to clause (b) of this definition, substantially concurrently with the making of such cash common equity contributions by Holdings, a Financial Officer of Holdings shall deliver a certificate to the Administrative Agent certifying (i) the date on which such equity contribution was, or will be, made, (ii) the amount of such equity contribution received, or to be received, by the Borrower, and (iii) that such equity contribution is being or will be made pursuant to clause (b) of the definition of “Available Excess Cash Flow Amount” and will be applied in accordance with the definition of “Available Cash.”
“Barclays Loan” shall mean that certain line of credit in the aggregate maximum principal amount of $5,000,000 extended to Holdings by Barclays Capital, Inc. (as successor in interest to Lehman Brothers, Inc.) pursuant to that certain Line of Credit Agreement dated May 7, 2008 between Holdings and Barclays Capital, Inc.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.
“Borrower Mortgage” shall mean the Real Estate Mortgage, Assignment of Rents, Security Agreement and UCC Fixture Filing, dated as of the date hereof, made and delivered by the Borrower to the Administrative Agent and Collateral Agent.
“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.02 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.19.
“Business Day” shall mean any day other than a Saturday, Sunday, a day on which banks in New York City are authorized or required by law to close and, if any Loan accrues interest at the LIBO Rate, a day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, (b) the total consideration incurred by the Borrower and its consolidated Subsidiaries pursuant to clause (i) of the proviso to the definition of “Joint Carbon Credit Investment Project” and (c) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and its consolidated subsidiaries during such period, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.
“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Casualty Event Proceeds” shall mean, with respect to any Material Casualty Event, the cash Insurance Proceeds, condemnation awards and other compensation received by the Borrower from any Governmental Authority or other Person.
A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings, (b) any change in control (or similar event, however denominated) with respect to Holdings, the Borrower or any Subsidiary Guarantor shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which Holdings, the Borrower or any Subsidiary Guarantor is a party, (c) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of Rentech Development Corporation, a Colorado corporation, or (d) Rentech Development Corporation shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower.
“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.17, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 9.09.
“Closing Date” shall mean January 29, 2010.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.
“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Colorado Property” shall mean the real property owned by Holdings located at 12441 E. 37th Avenue, Denver, Colorado 80239, 12401 E. 37th Avenue, Denver, Colorado 80239 and 12411 E. 37th Avenue, Denver, Colorado 80239.
“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment(s), as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. Unless the context shall otherwise require, the term “Commitment,” with respect to each Lender, shall include the Incremental Loan Commitment(s) of such Lender.
“Communications” shall have the meaning assigned to such term in Section 9.01.
“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated November 24, 2009.
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary non-cash reserves or other extraordinary non-cash charges (other than (A) the write-down of current assets, and (B) any reserves or charges in respect of restructuring fees, costs or expenses) (v) the write-off of financing fees capitalized by the Borrower prior to the Closing Date in respect of financings undertaken by the Borrower and its subsidiaries prior to the Closing Date in an aggregate amount not in excess of $1,500,000) in each case, for such period, (vi) any non-cash management fees, as and to the extent permitted under Section 6.06(a)(iv), for such period, (vii) Transaction Costs and, without duplication, Existing Credit Agreement Costs paid during such period, and (viii) reasonable fees and expenses paid during such period in connection with financings and Investments by the Borrower and its subsidiaries in accordance with this Agreement during such period, to the extent such fees are not paid, directly or indirectly, to any Person that is an Affiliate of Holdings or any of its Affiliates, and minus (b) without duplication (i) all cash payments made during such period on account of any extraordinary non-cash reserves or other extraordinary non-cash charges added to Consolidated Net Income pursuant to clause (a)(iv) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis for the Borrower and its subsidiaries in accordance with GAAP. For purposes of determining the Interest Coverage Ratio and the Leverage Ratio, the Consolidated EBITDA of the Borrower and its subsidiaries shall be deemed to be (i) $(11,329,226) for the fiscal quarter of the

Borrower ended March 31, 2009, (ii) $53,468,942 for the fiscal quarter of the Borrower ended June 30, 2009, and (iii) $8,628,926 for the fiscal quarter of the Borrower ended September 30, 2009.
“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including, without duplication, imputed interest expense in respect of Capital Lease Obligations, Attributable Indebtedness and Synthetic Lease Obligations) of the Borrower and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any of its subsidiaries that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP (excluding, for the avoidance of doubt, the amortization of original issue discount in connection with the Loans). For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any of its subsidiaries with respect to interest rate Hedging Agreements; provided that, for purposes of making any calculation hereunder during an Insolvency Proceeding, such net payments shall be given effect only to the extent the underlying netting agreements are legally enforceable in such Insolvency Proceeding. For purposes of determining the Interest Coverage Ratio for the period of four consecutive quarters ending March 31, 2010, June 30, 2010 and September 30, 2010, respectively, Consolidated Interest Expense shall be deemed to be equal to (a) the Consolidated Interest Expense for the fiscal quarter ending March 31, 2010, multiplied by four, (b) the Consolidated Interest Expense for the two consecutive fiscal quarters ending June 30, 2010, multiplied by two, and (c) the Consolidated Interest Expense for the three consecutive fiscal quarters ending September 30, 2010, multiplied by 4/3, respectively.
“Consolidated Net Income” shall mean, for any period, the net income or loss of Borrower and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any subsidiary to the extent that the declaration or payment of dividends or similar distributions by any subsidiary of the Borrower of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a subsidiary of the Borrower or is merged into or consolidated with Borrower or any of its subsidiaries or the date that such Person’s assets are acquired by the Borrower or any of its subsidiaries, (c) the income or loss of any Person in which any other Person (other than Borrower or a Wholly Owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly Owned Subsidiary that is a Subsidiary Guarantor by such Person during such period, and (d) any gains or losses attributable to sales of assets out of the ordinary course of business.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controls,” “Controlling” and “Controlled” shall have meanings correlative thereto.
“Credit Facility” shall mean the term loan facility provided for by this Agreement.
“CS Lease” shall have the meaning assigned to such term in Section 9.21.
“CS LLC” shall have the meaning assigned to such term in Section 9.21.
“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Borrower and its subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its subsidiaries at such time, but excluding the current portion of any long term Indebtedness.
“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
“Deposit Account Control Agreements” shall mean those certain cash management agreements, in form and substance satisfactory to the Collateral Agent, each of which is among one or more of the Loan Parties, the Collateral Agent, and a depositary bank.
“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than a “change of control”), (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Final Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Final Maturity Date.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia (but excluding Inactive Subsidiaries).
“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender, and (iv) any other Person (other than a natural person) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates.
“Engagement Letter” shall mean the Engagement Letter dated November 13, 2009, among the Borrower, Holdings and the Lead Arranger, as amended by the Amendment to Engagement Letter, dated January 28, 2010.
“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, liens, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest (but, for the avoidance of doubt, not including Indebtedness convertible or exchangeable into Qualified Capital Stock of Holdings unless and until so converted or exchanged).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable, (i) any Foreign Benefit Event or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary, other than for benefits payable pursuant to the terms of the Multiemployer Plan or Plan.
“Eurodollar”, when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Events of Default” shall have the meaning assigned to such term in Article VII.
“Excess Cash Flow” shall mean, for any fiscal year of the Borrower (or, in the case of the fiscal year ended September 30, 2010, the portion thereof commencing on the Closing Date and ending on September 30, 2010), the excess of:
(a) the sum, without duplication, of
(i) Consolidated Net Income for such fiscal year;

(ii) all amounts attributable to depreciation and amortization of the Borrower and its subsidiaries for such fiscal year;
(iii) non-cash charges, expenses or losses (including any non-cash interest expense) of the Borrower and its subsidiaries for such fiscal year to the extent deducted from Consolidated Net Income for such fiscal year and added to net income in the statement of cash flows for such fiscal year in accordance with GAAP; and
(iv) decreases in Non-Cash Working Capital for such fiscal year, over
(b) the sum, without duplication, of
(i) Capital Expenditures made by the Borrower and its subsidiaries in accordance with Section 6.10 during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated Net Income;
(ii) scheduled amortization payments of Loans pursuant to Section 2.08(a) made during such fiscal year and paid in cash;
(iii) permanent repayments during such fiscal year in respect of Indebtedness (other than the Loans) and other long-term liabilities of the Borrower and its subsidiaries, in each case paid in cash during such fiscal year, (A) except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated Net Income, and (B) only to the extent that the Indebtedness and other liabilities so repaid by their terms cannot be reborrowed, reincurred or redrawn and such payments do not occur in connection with a refinancing of all or any portion of such Indebtedness or other obligations;
(iv) non-cash gains (including any non-cash interest income) of the Borrower and its subsidiaries for such fiscal year to the extent added to Consolidated Net Income for such fiscal year and deducted from net income in the statement of cash flows for such fiscal year in accordance with GAAP; and
(v) increases in Non-Cash Working Capital for such fiscal year.
“Excess Cash Flow Period” shall mean (i) the period taken as one accounting period from the Closing Date and ending on September 30, 2010 and (ii) each fiscal year of the Borrower thereafter.
“Excluded Subsidiary” shall mean (i) any Project Holdco, (ii) any Project Entity, or (iii) any Inactive Subsidiary.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender, (i) any withholding Tax that is imposed on amounts payable to such Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(a)) at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.15(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e).
“Existing Credit Agreement” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Existing Credit Agreement Costs” shall mean, collectively, (i) the amount paid by the Borrower pursuant to Sections 7(c) and 7(d) of the Third Amendment, and (ii) any Payment Premium paid or payable by the Borrower pursuant to Section 2.09(c) of the Existing Credit Agreement (for the avoidance of doubt, after giving effect to the Third Amendment).
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fees” shall mean the Administrative Agent Fees.
“Final Maturity Date” shall mean the later of (i) the Maturity Date and (ii) the latest to occur of the Incremental Loan Maturity Dates (if any).
“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.
“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $1,000,000 by Holdings, the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Holdings, the Borrower or any of the Subsidiaries, or the imposition on Holdings, the Borrower or any of the Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $1,000,000.
“Foreign Lender” shall mean, for purposes of Section 2.15(e) and the definition of Excluded Taxes, the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” shall mean any benefit plan that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“GAAP” shall mean United States generally accepted accounting principles applied on a basis consistent with the financial statements delivered pursuant to Section 4.01(j).
“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).
“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit C, among the Borrower, Holdings, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.
“Guarantors” shall mean Holdings and the Subsidiary Guarantors.
“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Holdings” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Holdings Loan” shall mean (a) a loan made on the Closing Date by the Borrower to Holdings in cash of not more than $17,608,687.68, and (b) any loan made on an Incremental Loan Closing Date by the Borrower to Holdings in cash in an amount not to exceed the Net Cash Proceeds of the Incremental Loans made on that date to the extent such use complies with Section 5.08; provided that, in each case, (i) such loan is at all times evidenced by a promissory note constituting an “instrument” (as defined under Article 9 of the Uniform Commercial Code) that is pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement, (ii) such loan shall be unsecured and subordinated to the Obligations on terms and conditions no less favorable to the Lenders than those contained in the Intercompany Note, and (iii) such promissory note may not be amended, modified, supplemented, amended and restated, refinanced or replaced if such amendment, modification, supplement, amendment and restatement, refinancing or replacement would modify the subordination terms contained therein or could reasonably be expected to be adverse in any material respect to the interests of the Collateral Agent or the Lenders.
“Inactive Subsidiary” shall mean any Subsidiary that (a) does not conduct any business operations, (b) has assets (including Equity Interests) with a book value not in excess of $250,000 and (c) does not have any Indebtedness, or commitments or obligations to incur Indebtedness, outstanding.
“Incremental Lender” shall mean a Lender with an Incremental Loan Commitment or an outstanding Incremental Loan.
“Incremental Loan Amount” shall mean, at any time, the excess, if any, of (a) $15,000,000 over (b) the aggregate amount of all Incremental Loan Commitments established prior to such time pursuant to Section 2.21.
“Incremental Loan Assumption Agreement” shall mean an Incremental Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Lenders.
“Incremental Loan Closing Date” shall mean the closing date of any Incremental Loans as set forth in the applicable Incremental Loan Assumption Agreement.
“Incremental Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Loans to the Borrower.
“Incremental Loan Maturity Date” shall mean the final maturity date of any Incremental Loan, as set forth in the applicable Incremental Loan Assumption Agreement.
“Incremental Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Loan, as set forth in the applicable Incremental Loan Assumption Agreement.
“Incremental Loans” shall mean Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b). Incremental Loans may be made in the form of additional Loans or, to the extent permitted by Section 2.21 and provided for in the relevant Incremental Loan Assumption Agreement, Other Loans.
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and, in each case, not overdue by more than 179 days), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed,

(g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all Synthetic Lease Obligations of such Person, (j) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (l) all obligations of such Person as an account party in respect of letters of credit and (m) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.
“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
“Information” shall have the meaning assigned to such term in Section 9.16.
“Insolvency Proceeding” shall mean (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or foreign applicable laws, including Title 11 of the United States Code.
“Insurance Proceeds” means any proceeds of insurance (excluding, except in the case of a Material Casualty Event, proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), received by or paid to or for the account of any Loan Party.
“Intercompany Note” means the Promissory Note, dated the date hereof, issued by Holdings in favor of the Borrower in the form of Exhibit F.
“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Loan of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Loan.
“Interest Period” shall mean, with respect to any Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last Business Day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the Maturity Date or, in the case of any Incremental Loan, the relevant Incremental Loan Maturity Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“Investments” shall have the meaning assigned to such term in Section 6.04.
“Joint Carbon Credit Investment Project” shall mean any project, whether in corporate, partnership or other legal form, undertaken by the Borrower and one or more entities that are not Affiliated with the Borrower, to install new equipment leased to, or owned by, the Borrower on property owned by the Borrower for the purpose of reducing regulated or greenhouse gas emissions; provided that (i) the total consideration (whether in the form of cash or otherwise, but excluding any carbon credits or similar allowances shared with any such other entity) paid or payable, directly or indirectly, by the Borrower or any of its subsidiaries for such equipment, and the installation thereof, shall not exceed, subject to compliance with Section 6.10, $5,000,000 for all Joint Carbon Credit Investment Projects, and (ii) the Borrower shall have the right to share in carbon credits or similar allowances generated by such equipment as a result of a reduction in regulated gas or greenhouse gas emissions; provided that, substantially concurrently with any such payment of consideration (other than any carbon credits or similar allowances shared with any such other entity), directly or indirectly, by the Borrower or any of its subsidiaries, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower, certifying (x) the date on which such consideration was, or will be, paid, and (y) the amount (or fair market value, in the case of non-cash consideration) and type of such consideration.
“Lead Arranger” shall mean Credit Suisse Securities (USA) LLC.
“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance), (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance, and (c) any Person that has become a party hereto pursuant to an Incremental Loan Assumption Agreement.
“Leverage Ratio” shall mean, on any date, the ratio of (a) Total Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.
“LIBO Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Security Documents, each Incremental Loan Assumption Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.03(e), the Intercompany Note and, except for purposes of Section 9.08(b), the Engagement Letter.
“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Guarantors.
“Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01. Unless the context otherwise requires, the term “Loans” shall include any Incremental Loans.
“Management Agreement” shall mean that certain Management Services Agreement, dated as of April 26, 2006, by and between the Borrower (as successor to Royster-Clark Nitrogen, Inc.) and Rentech, Inc., a Colorado corporation.
“Management Fees” shall mean any fees, costs, expenses or other amounts (whether structured as a fee, an underwriting discount or otherwise) payable, directly or indirectly, to or for the benefit of Holdings or any of its Subsidiaries (other than the Borrower and any subsidiary of the Borrower that is a Subsidiary Guarantor) in respect of management, consulting, financial advisory, financing, underwriting or placement services or other investment banking activities provided by or on behalf of, Holdings or any its Affiliates to or for the benefit, directly or indirectly, of any of Holdings’ Affiliates, whether payable, earned or otherwise provided for pursuant to a management agreement or otherwise.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Market Capitalization” shall mean, with respect to Holdings, as of any date of determination, the product of (a) the number of issued and outstanding shares of common stock of Holdings on such date of determination, multiplied by (b) the average closing price per share of common stock of Holdings for the 30-day period ending on such date of determination, as quoted on Bloomberg’s interval average screen.
“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of (x) Holdings and its Subsidiaries, taken as a whole, or (y) the Borrower individually, (b) a material impairment of the ability of the Borrower or the other Loan Parties, taken as a whole, to perform its or their obligations under the Loan Documents, or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.
“Material Casualty Event” shall mean any loss of title or any loss of or damage to or any destruction of, or condemnation or other taking (including by any Governmental Authority) of, any portion of the Plant, if the portion of the Plant subject to such loss, damage, destruction, condemnation or other taking is material to the operation, or income-producing capacity, of the Plant and cannot be repaired, replaced or restored in accordance with applicable laws (including the Jo Daviess County, Illinois, County Code, Title 8 (Zoning Regulations) and other applicable zoning and permitting laws) within 180 days following the occurrence of such loss, damage, destruction, condemnation or other taking (or, if sooner, within 90 days prior to the Applicable Maturity Date).
“Material Indebtedness” shall mean Indebtedness (other than the Loans) of any one or more of Holdings, the Borrower or any Subsidiary Guarantor in an individual principal amount exceeding $2,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary Guarantor in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Maturity Date” shall mean July 29, 2014.
“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
“Minimum Liquidity Threshold” shall have the meaning set forth in Section 6.16.
“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.
“Mortgaged Properties” shall mean, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(c), and shall include each other parcel of owned real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12 or Section 5.16.
“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 4.01(m) or pursuant to Section 5.12 or Section 5.16, each in substantially the form of the Borrower Mortgage (subject to conforming changes to reflect applicable state or local law requirements).
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Natchez Project” shall mean the Project Entity located at 61 Carthage Point, Natchez, MS 39120.
“Net Cash Proceeds” shall mean:
(a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income or other taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness permitted under Section 6.01 which is secured by Liens permitted under Section 6.02 on the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (x) the Borrower (or, if such Asset Sale is by Holdings, Holdings) shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s (or Holdings’, as applicable) intent to reinvest such proceeds (A) in the case of an Asset Sale by the Borrower or any of its subsidiaries, in productive assets of a kind then used or usable in the business of the Borrower and its subsidiaries (subject, in the case of the Borrower, in lieu of such permitted reinvestment, to compliance with Section 7(a) or Section 7(b), as applicable, of the Borrower Mortgage with respect to any Asset Sale, the proceeds of which constitute Condemnation Proceeds (as defined in the Borrower Mortgage) that are not the result of a Material Casualty Event), or (B) in the case of any Asset Sale by Holdings or any Subsidiary Guarantor that is not a subsidiary of the Borrower, in productive assets of a kind then used or usable by any Loan Party, in each case within the earlier of (i) the day preceding the date on which any payment from such proceeds would be required to be made to the holders (or any representative, trustee or agent on behalf thereof) of subordinated Indebtedness of Holdings incurred pursuant to Sections 6.01(a)(v)(A)(y) or Section 6.01(o) and (ii) 270 days of receipt of such proceeds, (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or, unless the applicable Loan Party has then irrevocably committed to a third party to make such a permitted reinvestment and such commitment is not conditioned on the absence of a Default or Event of Default, at the proposed time of the application of such proceeds, and (z) so long as such Asset Sale is not a Material Casualty Event, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such period provided for in clause (x)(B) above, at which time such proceeds shall be deemed to be Net Cash Proceeds;
(b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith; and
(c) with respect to any Insurance Proceeds, the cash proceeds received by or paid to or for the account of any Loan Party in respect thereof net of all reasonable costs and expenses incurred by any Loan Party in connection therewith; provided, however, that, if (x) the Borrower (or, if such Insurance Proceeds are payable to Holdings, Holdings) shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s (or Holdings’, as applicable) (A) in the case of the receipt of Insurance Proceeds by the Borrower or any of its subsidiaries, in productive assets of a kind then used or usable in the business of the Borrower and its subsidiaries (subject, in the case of the Borrower, in lieu of such permitted reinvestment, to compliance with Section 6(a) or Section 6(b), as applicable, of the Borrower Mortgage with respect to any Insurance Proceeds of an Insured Casualty (as defined in the Borrower Mortgage) that are not the result of a Material Casualty Event), or (B) in the case of the receipt of any Insurance Proceeds by Holdings or any Subsidiary Guarantor that is not a subsidiary of the Borrower, in productive assets of a kind then used or usable by any Loan Party, in each case within (i) the day preceding the date on which any payment from such proceeds would be required to be made to the holders (or any representative, trustee or agent on behalf thereof) of subordinated Indebtedness of Holdings incurred pursuant to Sections 6.01(a)(v)(A)(y) or Section 6.01(o) and (ii) 270 days of receipt of such proceeds, (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or, unless the applicable Loan Party has then irrevocably committed to a third party to make such a permitted reinvestment and such commitment is not conditioned on the absence of a Default or Event of Default, at the proposed time of the application of such proceeds, and (z) so long as such Insurance Proceeds are not proceeds of a Material Casualty Event, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such period provided for in clause (x)(B) above, at which time such proceeds shall be deemed to be Net Cash Proceeds.
“Non-Cash Working Capital” shall mean (i) all current assets of the Borrower and its subsidiaries (other than cash and Permitted Investments), minus (ii) all current liabilities of the Borrower and its subsidiaries (other than the current portion of the Loans), in each case determined in accordance with GAAP; provided that Non-Cash Working Capital shall exclude all intercompany transfers between Holdings and the Borrower that would otherwise be treated as current assets or current liabilities, in each case of the Borrower and its subsidiaries determined in accordance with GAAP.
“Obligations” shall mean, collectively, all obligations of the Loan Parties defined as (i) “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents, and/or (ii) “Indebtedness Hereby Secured” in the Borrower Mortgage.
“OFAC” shall have the meaning assigned to such term in Section 3.23.
“Other Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).
“Payment Premium” shall mean at any time with respect to any Loan being prepaid in whole or in part pursuant to Section 2.09 during any of the periods set forth below an amount equal to the percentage set forth opposite such period of the aggregate principal amount of such Loan being prepaid at such time:

Period	Percentage

January 29, 2011 to and including January 28, 2012	4.00%

January 29, 2012 to and including January 28, 2013	3.00%

January 29, 2013 to and including January 28, 2014	1.00%

Thereafter	0.00%
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.
“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(a)(iv).
“Permitted Amount” shall mean, with respect to any loan or advance by the Borrower to Holdings pursuant to Section 6.04(c)(v), the then-available Available Cash (for the avoidance of doubt, after giving effect to any prior or concurrent utilization of Available Cash in accordance with the definition thereof) so long as (w) no Event of Default or Default shall have occurred and be continuing or would result therefrom, (x) the aggregate principal amount of Loans then outstanding is equal to or less than $50,000,000, (y) the Leverage Ratio is less than 1.00 to 1.00, in each case both prior to and after giving pro forma effect to any such dividend, and (z) the Borrower is otherwise in pro forma compliance with each of Sections 6.10, 6.11, 6.12 and 6.16.
“Permitted Exchange” shall mean the exchange, including pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, or a tender offer, of (a) all or a portion of the 4.00% Senior Convertible Notes due 2013 of Holdings outstanding on the Closing Date, solely for (b) Qualified Capital Stock of Holdings (other than fractional share interests which may be paid in cash); provided that (i) the consummation of such exchange, including the definitive documentation governing or evidencing such exchange, shall comply with all applicable federal and state securities laws, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, (ii) no consideration other than Qualified Capital Stock of Holdings shall be payable, directly or indirectly, by Holdings to any holder of such convertible Notes in respect of such exchange (other than cash paid in respect of fractional share interests), and (iii) promptly following such exchange, Holdings shall deliver to the Administrative Agent (x) fully-executed copies of the exchange offer documents and other definitive documentation governing or evidencing such exchange, and (y) a certificate, executed by a Financial Officer of Holdings, certifying that such exchange satisfies each of the requirements of this definition.
“Permitted Investments” shall mean:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;
(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and
(f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
“Permitted Lease” shall have the meaning assigned to such term in Section 9.21.
“Permitted Project” shall mean any project or venture (including the Rialto Project and the Natchez Project); provided that:
(a) the applicable Project Entity is engaged solely in the design, development, construction and operation of one or more facilities that will (i) produce synthetic fuels, chemicals, organic compounds, or synthesis gas or (ii) export renewable electric power;
(b) (i) the applicable Project Holdco is, or the applicable Project Holdcos are, entitled to receive returns on their Investments in the applicable Project Entity commensurate with its or their, as applicable, Investment(s) therein, and (ii) Holdings is entitled to receive 100% of the total dividends and distributions from the applicable Project Holdco or Project Holdcos;
(c) Holdings has the right to participate, or elect representatives who participate, in the direction of the affairs of the applicable Project Entity;

(d) no Loan Party (other than Holdings, (x) to the extent otherwise permitted to do so under this Agreement, and (y) except for Permitted Project Guarantees) (whether upon the occurrence of a contingency or otherwise), directly or indirectly, (i) has any obligation to make (or makes) an Investment in, or to transfer, convey or contribute any cash, cash equivalents, rights, assets or properties to, the applicable Project Holdco(s) or Project Entity, (ii) Guarantees, or is otherwise liable for, any of the obligations of the applicable Project Holdco(s) or Project Entity, or (iii) provides any credit support of any kind (including any undertaking, agreement or instrument that would constitute, or have the economic effect of, Indebtedness) for, or directly or indirectly Guarantees, or is otherwise liable for, any Indebtedness or other obligations of the applicable Project Holdco(s) or Project Entity; and
(e) (i) the Collateral Agent holds a perfected, first priority security interest for the benefit of the Secured Parties, in (x) all of the Equity Interests held by Holdings in the applicable Project Holdco(s), and the proceeds thereof, and (y) any dividends, distributions or other payments (whether in cash, securities or other property) payable to, or for the benefit of, Holdings, with respect to any Equity Interests in the applicable Project Holdco(s), (ii) the Collateral Agent shall have received certificates or other instruments, if any, representing all of the Equity Interests held by Holdings in the applicable Project Holdco(s), together with undated instruments of transfer satisfactory to the Collateral Agent with respect thereto, duly endorsed in blank by an effective endorsement, as applicable, and (iii) all documents and instruments, including any Uniform Commercial Code financing statements and/or assignments of financing statements, required by applicable law or reasonably requested by the Collateral Agent or the Required Lenders to be filed, registered or recorded to create, perfect, preserve or protect such security interest have been filed, registered or recorded or delivered to the Collateral Agent in appropriate form for filing, registration or recording.
“Permitted Project Guarantees” shall mean (A) any unsecured Guarantee by Holdings in connection with any Permitted Project that guarantees (i) performance of the improvement, installation, design, engineering, technology, construction, acquisition, development, completion, maintenance or operation (including commercial operation) of, or otherwise affects any such act in respect of, all or any portion of the Permitted Project, (ii) completion of the minimum agreed equity or other contributions or support by Holdings or the applicable Project Holdco(s) to the applicable Project Entity, or (iii) the payment of environmental liabilities in respect of the applicable Permitted Project in excess of insurance and other Project Entity obligations, and (B) any unsecured Guarantee by Holdings listed on Schedule 1.01(a) with respect to Permitted Projects identified on the Closing Date; provided that no such Guarantee by Holdings contemplated by this definition shall be recourse to any other Loan Party or any subsidiary of the Borrower.
“Permitted Tenant” shall have the meaning assigned to such term in Section 9.21.
“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plant” shall mean the property of the Borrower located at 16675 U.S. Route 20 West, East Dubuque, Illinois 61025.
“Platform” shall have the meaning assigned to such term in Section 9.01.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate. Each change in the Prime Rate shall be effective as of the opening of business on the date such change is specified by Credit Suisse as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.
“Project Entity” shall mean (i) any joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, the Equity Interests of which are owned in part by one or more Project Holdcos and in part by one or more other Persons that are not Affiliated with Holdings or any Subsidiary, or (ii) any venture or project, whether in corporate, partnership or other legal form, the Equity Interests of which are owned 100% in the aggregate by one or more Project Holdcos (including RSFC Land Management, LLC).
“Project Holdco” shall mean any direct Wholly Owned Subsidiary of Holdings acquired or organized by Holdings solely in connection with the ownership and operation of a Permitted Project, including RSFC, LLC; provided that, for the avoidance of doubt, none of the Borrower or any of its subsidiaries shall be a Project Holdco.
“Proposed Act” shall have the meaning assigned to such term in Section 2.15(e).
“Public Lender” shall have the meaning assigned to such term in Section 9.01.
“Purchase Date” shall have the meaning assigned to such term in Section 2.11.
“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.
“Register” shall have the meaning assigned to such term in Section 9.04(d).
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents, advisors and holders of Equity Interests of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
“Repayment Date” shall have the meaning assigned to such term in Section 2.08(a)(i).
“Required Lenders” shall mean, at any time, Lenders having Loans representing more than 50% of the sum of all Loans outstanding.
“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
“Restricted Indebtedness” shall mean Indebtedness of Holdings, the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).
“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary Guarantor.
“Rialto Project” shall mean the Rialto Renewable Energy Center, which shall be located in or near Rialto, California.
“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.
“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.
“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.
“SPV” shall have the meaning assigned to such term in Section 9.04(i).
“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean any subsidiary of Holdings.
“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.
“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.
“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings, the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than Holdings, the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Holdings, the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings, including any fines, penalties, additions to tax or other amounts with respect thereto, imposed by any Governmental Authority.
“Third Amendment” shall mean the Third Amendment to Amended and Restated Credit Agreement and Waiver, dated as of December 14, 2009, among Holdings, the Borrower and the lenders and agents party thereto.
“Total Debt” shall mean, at any time, the aggregate stated balance sheet amount (determined in accordance with GAAP) of all Indebtedness of the Borrower and its subsidiaries at such time (excluding Indebtedness of the type described in clause (i), clause (j), clause (k) and clause (l) of the definition of such term, except, in the case of such clause (l), to the extent of any unreimbursed drawings thereunder).
“Transaction Costs” shall mean all fees and expenses payable in connection with (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Loans hereunder, (b) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Agreement, and (c) the making of the Holdings Loan.
“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Loans hereunder, (b) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Agreement, (c) the making of the Holdings Loan and (d) the payment of Transaction Costs.
“Type”, when used in respect of any Loan, shall refer to the Rate by reference to which interest on such Loan is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.
“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.
“Unrestricted Cash and Permitted Investments” of any Person, shall mean cash and Permitted Investments of such Person, (a) that is not, and is not required under GAAP to be, designated as “restricted” on the financial statements of such Person, (b) that is not contractually required, and has not been contractually committed by such Person, to be used for a specific purpose (other than to maintain the Minimum Liquidity Threshold required pursuant to Section 6.16)), (c) that is not subject to any legal requirement or contractual restriction (including the terms of any Equity Interests) preventing such cash from being applied to the payment of the Obligations, (d) in which no Person other than the Collateral Agent has a Lien, (e) that, in the case of cash, is denominated in Dollars, (f) that, in the case of cash, is held in a deposit account (subject to a deposit account control agreement in form and substance satisfactory to the Collateral Agent) in which the Collateral Agent (for the benefit of the Secured Parties) has a first priority security interest, perfected by “control” (within the meaning of the Uniform Commercial Code), and (g) that, in the case of Permitted Investments, is held in a securities account (subject to a securities account control agreement in form and substance satisfactory to the Collateral Agent) in which the Collateral Agent (for the benefit of the Secured Parties) has a first priority security interest, perfected by “control” (within the meaning of the Uniform Commercial Code).
“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“Voting Stock” shall mean, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors (or the equivalent thereof) of such Person.
“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person. Unless otherwise specified, the term “Wholly Owned Subsidiary” shall refer to a Subsidiary.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Yield Differential” shall have the meaning assigned to such term in Section 2.21(b).

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to “fiscal year” or “fiscal quarter” shall be to the fiscal year or fiscal quarter, as applicable, of the Borrower, unless otherwise specified. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
SECTION 1.03. Pro Forma Calculations. All pro forma calculations permitted or required to be made by Holdings, the Borrower or any Subsidiary pursuant to this Agreement shall include only those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended, together with those adjustments that (i) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent, except in the case of any Permitted Acquisitions, in which case reasonably acceptable to the Required Lenders.
ARTICLE II
The Credits
SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Loan to the Borrower on the Closing Date in a principal amount not to exceed its Commitment (other than any Incremental Loan Commitment). Amounts paid or prepaid in respect of Loans may not be reborrowed.
(b) Each Lender having an Incremental Loan Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Loan Assumption Agreement, to make Incremental Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Loan Commitment. Amounts paid or prepaid in respect of Incremental Loans may not be reborrowed.
SECTION 2.02. Loans.
(a) Upon (x) receipt by the Administrative Agent of a Borrowing Request, which in the case of a Eurodollar Loan to be made on the Closing Date or any Incremental Loan Closing Date, as

applicable, shall be delivered by the Borrower not later than 12:00 (noon), New York City time, three Business Days before the Closing Date or such Incremental Loan Closing Date, as applicable, and in the case of an ABR Loan to be made on the Closing Date or any Incremental Loan Closing Date, as applicable, not later than 12:00 (noon), New York City time, one Business Day before the Closing Date or such Incremental Loan Closing Date, as applicable, and (y) except in the case of Incremental Loans, satisfaction of the conditions set forth in Section 4.01, the Loans shall be made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).
(b) Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c) Each Lender shall make the Loan to be made by it hereunder on the Closing Date or any Incremental Loan Closing Date, as applicable, by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the Borrowing Request.
(d) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date or any Incremental Loan Closing Date, as applicable, that such Lender will not make available to the Administrative Agent such Lender’s Loan, the Administrative Agent may assume that such Lender has made such Loan available to the Administrative Agent on the Closing Date or such Incremental Loan Closing Date, as applicable, in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such Loan available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to such Loans and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan for purposes of this Agreement.
SECTION 2.03. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender as provided in Section 2.08.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the

Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.
(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.
(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
SECTION 2.04. Fees.
(a) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Engagement Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).
(b) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.
SECTION 2.05. Interest on Loans.
(a) Subject to the provisions of Section 2.06, the Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Loans to but excluding the date of repayment thereof) at a rate per annum equal to, at the Borrower’s election, (i) the Adjusted LIBO Rate plus the Applicable Margin or (ii) the Alternate Base Rate plus the Applicable Margin.
(b) Interest on each Loan shall be payable on the Interest Payment Dates except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.06. Default Interest. If (i) the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise, or (ii) if any Event of Default under Article VII (other than paragraphs (b) or (c) thereunder) has occurred and is continuing and the Required Lenders so vote, then, in the case of clause (i) above, until such defaulted amount shall have been paid in full or, in the case of clause (ii) above, from the date such vote has been exercised by the Required Lenders and for so long as such Event of Default is continuing, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to

Section 2.05 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.
SECTION 2.07. Conversion and Continuation of Loans.
(a) The Borrower shall have the right at any time upon prior irrevocable notice (in the form of Exhibit E) to the Administrative Agent (1) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Loan into an ABR Loan, (2) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Loan into a Eurodollar Loan or to continue any Eurodollar Loan as a Eurodollar Loan for an additional Interest Period, and (3) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Loan to another permissible Interest Period, subject in each case to the following:
(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans;
(ii) if less than all the outstanding principal amount of the Loans shall be converted or continued, then each resulting Loan shall satisfy the limitations specified in Section 2.07(b) regarding the maximum number of Eurodollar Loans that may be outstanding;
(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
(iv) if any Eurodollar Loan is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.19;
(v) any portion of a Loan maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Loan;
(vi) any portion of a Eurodollar Loan that cannot be converted into or continued as a Eurodollar Loan by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Loan into an ABR Loan;
(vii) no Interest Period may be selected for any Eurodollar Loan that would end later than the Maturity Date or, in the case of any Eurodollar Loan that is an Incremental Loan, the relevant Incremental Loan Maturity Date; and
(viii) after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.
Each notice pursuant to this Section 2.07 shall be irrevocable and shall refer to this Agreement and specify (1) the identity and amount of the Loan that the Borrower requests be converted or continued, (2) whether such Loan is to be converted to or continued as a Eurodollar Loan or an ABR Loan, (3) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (4) if such Loan is to be converted to or continued as a Eurodollar Loan, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.07 and of each Lender’s portion of any converted or continued Loan. If the Borrower shall not have given notice in accordance with this Section 2.07 to continue any Loan into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.07 to convert such Loan), such Loan shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued as an ABR Loan.
(b) Subject to Section 2.17, 2.18 and 2.20, the Loans converted or continued pursuant to Section 2.07(a) shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to this Section 2.07. ABR Loans and Eurodollar Loans may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Loan (or the continuation or conversion thereof) that, if made, would result in more than five Eurodollar Loans being outstanding hereunder at any time. For purposes of the foregoing, Eurodollar Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.
SECTION 2.08. Repayment of Loans; Termination of Commitments.
(a) (i) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Loans (other than Other Loans) (as adjusted from time to time pursuant to Section 2.21(d)) equal to the percentage of the amount of the Commitments on the Closing Date set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Percentage of Amount of the Closing
Repayment Date	Date Commitments

March 31, 2010	1.875%
June 30, 2010	1.875%
September 30, 2010	1.875%
December 31, 2010	1.875%
March 31, 2011	1.875%
June 30, 2011	1.875%
September 30, 2011	1.875%
December 31, 2011	1.875%
March 31, 2012	3.75%
June 30, 2012	3.75%
September 30, 2012	3.75%
December 31, 2012	3.75%
March 31, 2013	3.75%
June 30, 2013	3.75%
September 30, 2013	3.75%
December 31, 2013	3.75%
March 31, 2014	3.75%
June 30, 2014	3.75%
Maturity Date	47.50%

(ii) The Borrower shall pay to the Administrative Agent, for the account of the Incremental Lenders holding Other Loans, on each Incremental Loan Repayment Date, a principal amount of the Other Loans (as adjusted from time to time pursuant to Sections 2.08(b), 2.09 and 2.10(f)) equal to the amount set forth for such date in the applicable Incremental Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.
(b) To the extent not previously paid, all Loans and Other Loans shall be due and payable on the Maturity Date and on each Incremental Loan Maturity Date, if any, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
(c) The Commitments (other than any Incremental Loan Commitments, which shall terminate as provided in the related Incremental Loan Assumption Agreement) shall automatically terminate upon the making of the Loans on the Closing Date.
SECTION 2.09. Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Loan, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that (i) each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000, and (ii) no voluntary prepayments of any Loans shall be permitted prior to the first anniversary of the Closing Date.
(b) Voluntary prepayments of Loans shall be applied against the remaining scheduled installments of principal due in respect of the Loans under Section 2.08(a) as directed by the Borrower in writing; provided that such voluntary prepayment shall be applied pro rata between the Loans and the Other Loans.
(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans, then the Borrower may revoke such notice and/or extend the prepayment date by not more than five Business Days, provided, further, however, that if Borrower shall revoke or extend the prepayment date, from and including the date on which such prepayment would have been made until the earlier of (A) such time as such prepayment is made or (B) the last day of the then applicable Interest Period, the Loans shall accrue interest at the Alternate Base Rate plus the Applicable Margin. All prepayments under this Section 2.09 shall be accompanied by (i) accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment, (ii) the applicable Payment Premium and (iii) any other amounts then due and payable by the Loan Parties (including amounts payable under Section 2.19) under the Loan Documents.
SECTION 2.10. Mandatory Prepayments. (a) Not later than the fourth Business Day following the receipt by any Loan Party of Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received by such Loan Party with respect thereto to prepay outstanding Loans in accordance with Section 2.10(f).
(b) No later than four Business days after the earlier of (i) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on September 30, 2010, and (ii) two Business Days after the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(b), the Borrower shall prepay outstanding Loans in accordance with Section 2.10(f) in an aggregate principal amount equal to (x) the Applicable ECF Percentage of Excess Cash

Flow for the fiscal year then ended minus (y) the sum of (i) the principal amount of voluntary prepayments of Loans under Section 2.09, and (ii) any Payment Premiums paid with respect to such voluntary prepayments only to the extent not previously deducted in the calculation of Consolidated EBITDA for such fiscal year or in the determination of Excess Cash Flow for such fiscal year, in each case paid during such fiscal year but only to the extent that such prepayments are not financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or insurance proceeds.
(c) In the event that any Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness of any Loan Party (other than Indebtedness permitted under Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the fourth Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.10(f).
(d) In the event that any Loan Party shall receive Net Cash Proceeds in respect of any Insurance Proceeds, the Borrower shall, substantially simultaneously with (and in any event not later than the fourth Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.10(f).
(e) Subject to the repayment in full, termination or forgiveness of the Barclays Loan, in the event that any Loan Party or any subsidiary of a Loan Party shall receive net proceeds from the sale of any “auction rate” securities owned by it, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such net proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such net proceeds to prepay outstanding Loans in accordance with Section 2.10(f).
(f) Mandatory prepayments of outstanding Loans under this Agreement shall be applied pro rata between the Loans and the Other Loans and applied pro rata against the remaining scheduled installments of principal due in respect of the Loans and the Other Loans under Sections 2.08(a)(i) and 2.08(a)(ii), respectively.
(g) In connection with each prepayment required under this Section 2.10, the Borrower shall deliver to the Administrative Agent no later than noon (New York City time) at least four Business Days prior to such prepayment (for further distribution by the Administrative Agent to each Lender on the date of receipt thereof) a certificate signed by a Financial Officer of the Borrower, setting forth in reasonable detail the calculation of the amount of such prepayment, and (ii) a written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Loans under this Section 2.10 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
(h) All repayments pursuant to this Section 2.10 shall be subject to Section 2.19, but shall otherwise be without premium or penalty.
(i) Notwithstanding the foregoing provisions of this Section 2.10, (i) in the case of any mandatory prepayment of the Loans, Lenders may waive, by written notice to the Administrative Agent by no later than two Business Days prior to the date on which such mandatory prepayment would otherwise be required to be made under this Section 2.10, the right to receive the amount of such mandatory prepayment of the Loans, and (ii) if any Lender or Lenders elect to waive the right to receive the amount of such mandatory prepayment, all of the amount that otherwise would have been applied to mandatorily prepay the Loans of such Lender or Lenders shall be paid by the Borrower to the remaining non-waiving Lender or Lenders on a pro rata basis, in accordance with Section 2.10(j).
(j) In connection with any mandatory prepayments by the Borrower of the Loans pursuant to this Section 2.10, such prepayments shall be applied on a pro rata basis to the then outstanding Loans being prepaid irrespective of whether such outstanding Loans are ABR Loans or Eurodollar Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Loans pursuant to this Section 2.10, then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Loans that are ABR Loans to the full extent thereof before application to Loans that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.19.
(k) In addition to any other applicable provisions contained in the Borrower Mortgage, if (i) any loss of title or any loss of or damage to or any destruction of, or condemnation or other taking (including by any Governmental Authority) of, any portion of the Plant, occurs and the portion of the Plant subject to such loss, damage, destruction, condemnation or other taking is material to the operation, or income-producing capacity, of the Plant, and (ii) the Borrower reasonably believes such portion of the Plant can be repaired, replaced or restored in accordance with applicable laws (including the Jo Daviess County, Illinois, County Code, Title 8 (Zoning Regulations) and other applicable zoning and permitting laws) within 180 days following the occurrence of such loss, damage, destruction, condemnation or other taking (or, if sooner, within 90 days prior to the Applicable Maturity Date), the Borrower shall deliver to the Administrative Agent (for further delivery to the Lenders), not later than the 90th day following the occurrence of such loss, damage, destruction, condemnation or other taking, plans and specifications, and such other documentation and information as shall be reasonably requested by the Collateral Agent or the Required Lenders, demonstrating that such portion of the Plant can be repaired, replaced or restored in compliance with foregoing clause (ii).
SECTION 2.11. Prepayment or Offer to Purchase in Connection with Change in Control. The Borrower shall notify the Administrative Agent of the occurrence of a Change in Control within one Business Day thereof, and the Administrative Agent shall promptly thereafter notify the Lenders thereof. At any time prior to the 30th day following delivery of the notice by the Agent pursuant to the preceding sentence (the “Purchase Date”), each Lender shall have the right, by notice to the Borrower and the Administrative Agent, to require the Borrower, on the Purchase Date, to prepay in full (but not in part) the outstanding principal amount of such Lender’s Loans at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest on the principal amount thereof to but excluding the date of payment, and all other amounts then due to such Lender (including amounts payable under Section 2.19) under the Loan Documents.
SECTION 2.12. Pro Rata Treatment. Each Loan, each payment or prepayment of principal of any Loan, each payment of interest on the Loans and each conversion of any Loan to or continuation of a Loan as a Loan of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Loan to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Loan to the next higher or lower whole Dollar amount.
SECTION 2.13. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.13 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant pursuant to Section 9.04, other than to Holdings or any of its Affiliates (as to which the provisions of this Section 2.13 shall apply). The Borrower and Holdings expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Loan Parties to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.
SECTION 2.14. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Loan or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.
(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Loan or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15(a)) the Administrative Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.
(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law (in the case of any withholding tax imposed under the law of the jurisdiction in which the Borrower is located or any treaty to which such jurisdiction is a party) or reasonably requested by the Borrower (in the case of any other withholding tax) as will permit such payments to be made without withholding or at a reduced rate. If requested by the Borrower, each Foreign Lender shall (and shall cause other Persons acting on its behalf to) take any action (including entering into an agreement with the Internal Revenue Service) and comply with any information gathering and reporting requirements, in each case, that are required to obtain the maximum available exemption from U.S. federal withholding taxes under Title I of the Foreign Account Tax Compliance Act of 2009 (the “Proposed Act”), if enacted, or under any other enacted legislation that is substantially similar to Title I of the Proposed Act, with respect to payments received by or on behalf of such Foreign Lender, provided that, for the avoidance of doubt, a Foreign Lender’s breach of this sentence shall affect the rights only of the breaching Foreign Lender, and not the rights of any other Foreign Lender, under Section 2.15(a).
SECTION 2.16. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.17, (ii) any Lender delivers a notice described in Section 2.18, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.15, or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (x) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (y) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.17 and 2.19, and, if applicable, the Payment Premium pursuant to Section 2.09(c) (with such assignment being deemed to be a voluntary prepayment for purposes of determining the applicability of Section 2.09(c), such amount to be payable by the Borrower)) and (z) the Borrower shall have required each other Lender that delivered a notice pursuant to the same Section, or refused to consent to the same amendment, waiver or other modification of any Loan Document, as the Lender being required to transfer and assign its interests, rights and obligations pursuant to this Section 2.16(a) to substantially concurrently assign all of its interests, rights and obligations under this Agreement to an Eligible Assignee; provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.17, notice under Section 2.18 or the amounts paid pursuant to Section 2.15, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.18, or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.17 in respect of such circumstances or event or shall withdraw its notice under Section 2.18 or shall waive its right to further payments under Section 2.15 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.16(a).
(b) If (i) any Lender shall request compensation under Section 2.17, (ii) any Lender delivers a notice described in Section 2.18 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.15, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.17 or enable it to withdraw its notice pursuant to Section 2.18 or would reduce amounts payable pursuant to Section 2.15, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.
SECTION 2.17. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or the Loans made by such Lender or any participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of maintaining any Loan or increase the cost to any Lender of purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.
(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 2.17 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
SECTION 2.18. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:
(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request to convert an ABR Loan to a Eurodollar Loan or to continue a Eurodollar Loan for an additional Interest Period shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.
(b) For purposes of this Section 2.18, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
SECTION 2.19. Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor or (ii) the conversion of the interest rate on any Loan from the LIBO Rate to the Alternate Base Rate, or the conversion of the Interest Period with respect to any Loan, in each case other than on the last day of the Interest Period in effect therefor (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.19 shall be delivered to the Borrower and shall be conclusive absent manifest error.
SECTION 2.20. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan the Administrative Agent shall have determined that Dollar deposits in the principal amounts of such Eurodollar Loan are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Loan pursuant to Section 2.02 or Section 2.07 shall be deemed to be a request for an ABR Loan. Each determination by the Administrative Agent under this Section 2.20 shall be conclusive absent manifest error.
SECTION 2.21. Incremental Loans. (a) Subject to Section 2.21(c), the Borrower may, not more than three times after the Closing Date, by written notice to the Administrative Agent from time to time, request Incremental Loan Commitments in an aggregate amount not to exceed the Incremental Loan Amount from one or more Incremental Lenders, all of which must be Eligible Assignees. Such notice shall set forth (i) the amount of the Incremental Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Loan Amount), (ii) the date on which such Incremental Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice), and (iii) whether such Incremental Loan Commitments are commitments to make additional Loans or commitments to make term loans with terms different from the Loans (“Other Loans”).
(b) The Borrower may seek Incremental Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Lenders in connection therewith. The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Loan Commitment of each Incremental Lender; provided that if the related Incremental Loans are to be issued with original issue discount, the applicable Incremental Loan Assumption Agreement shall set forth the amount of such original issue discount (which discount shall apply to all such Incremental Loans and Section 9.20 shall be amended to reflect such original issue discount). The terms and provisions of the Incremental Loans shall be substantially identical to those of the Loans, except as otherwise set forth in the immediately succeeding sentence. Without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Loans shall be no earlier than the Maturity Date, (ii) the average life to maturity of the Other Loans shall be no shorter than the average life to maturity of the Loans and (iii) if the initial yield on such Other Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Other Loans and (y) if the “effective interest rate margin” for such Other Loans as of the date of incurrence of such Other Loans (which, for purposes of calculating the “effective interest rate margin” only, shall be determined by the Administrative Agent and deemed to include all upfront or similar fees or original issue discount (amortized over the life of such Other Loans) payable to all Lenders providing such Other Loans) exceeds the “effective interest rate margin” then applicable to existing outstanding Loans (determined on the same basis as provided in the immediately preceding parenthetical), the Applicable Margins for all then outstanding Loans shall be increased automatically as of such date by the amount of such excess (the “Yield Differential”). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Loan Commitment and the Incremental Loans evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.
(c) Notwithstanding the foregoing, no Incremental Loan Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied (it being agreed that, for purposes of this clause (i), any reference to the “Closing Date” in any such paragraph of Section 4.01 or in the lead-in language to Section 4.01 shall be deemed to be a reference to the applicable “Incremental Loan Closing Date”) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) except as otherwise specified or required in the applicable Incremental Loan Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Lenders) legal opinions, board resolutions, public records and closing certificates (other than insurance certificates) reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.01, (iii) prior to such effectiveness, if the relevant Incremental Loan Maturity Date (A) is different from the Maturity Date, or (B) is different from the maturity date of the Loans specified in the Borrower Mortgage, as then in effect, the Borrower Mortgage shall have been amended (or, if necessary or reasonably deemed advisable by the Collateral Agent, amended and restated or otherwise modified) to confirm that the Borrower Mortgage secures the Obligations with respect to such Incremental Loans, and to reflect the Final Maturity Date, (iv) on or prior to the date of such effectiveness, the title insurance company (or an agent therefor) that issued, in favor of the Collateral Agent, the lender’s original title insurance policy in connection with the Loans made on the Closing Date shall have issued (or executed and delivered to the Collateral Agent an irrevocable commitment to issue) in favor of the Collateral Agent, (A) such additional and/or replacement title insurance in an amount equal to (when combined with the amount of the original title insurance remaining in place) the aggregate principal amount of the Loans outstanding after giving effect to the proposed Incremental Loans, and (B) such endorsements, coinsurance and reinsurance as may be reasonably requested by the Collateral Agent or any Lender (including any Lender that is not an Incremental Lender), insuring such amended, amended and restated or otherwise modified Borrower Mortgage as a first lien on the Mortgaged Property (as defined therein), subject to any Liens permitted by Section 6.02 and otherwise no less favorable to the Lenders than the original title insurance issued on the Closing Date (with such changes as are necessary to comply with customary title insurance practices), (v) the aggregate principal amount of the Loans outstanding after giving effect to the proposed Incremental Loan Commitments and the corresponding borrowing with respect thereto would not exceed $50,000,000, and (vi) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to the date the proposed Incremental Loan Commitments would be effective is equal to or greater than $50,000,000.
(d) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Loans (other than Other Loans), when originally made, are included in each borrowing of outstanding Loans on a pro rata basis. This may be accomplished by requiring each outstanding Eurodollar borrowing to be converted into an ABR borrowing on the date of each Incremental Loan, or by allocating a portion of each Incremental Loan to each outstanding Eurodollar borrowing on a pro rata basis. Any conversion of Eurodollar Loans to ABR Loans required by the preceding sentence shall be subject to Section 2.19. If any Incremental Loan is to be allocated to an existing Interest Period for a Eurodollar borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Loan Assumption Agreement. In addition, to the extent any Incremental Loans are not Other Loans, the scheduled amortization payments under Section 2.08(a)(i) required to be made after the making of such Incremental Loans shall be ratably increased by the aggregate principal amount of such Incremental Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Lenders were entitled before such recalculation.
ARTICLE III
Representations and Warranties
Each of Holdings and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:
SECTION 3.01. Organization; Powers. Holdings, the Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.
SECTION 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite corporate or other organizational and, if required, stockholder action and (b) will not (i) violate

(A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which Holdings, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents).
SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.
SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages, (c) other registrations and filings required for the perfection of security interests in the Collateral, and (d) such as have been made or obtained and are in full force and effect.
SECTION 3.05. Financial Statements. (a) Holdings has heretofore furnished to the Lenders (1) its consolidated balance sheets and related statements of income, stockholder’s equity and cash flows, (i) as of and for the fiscal year ended September 30, 2007 audited by and accompanied by the opinion of Ehrhardt Keefe Steiner & Hottman P.C. independent registered public accountants, (ii) as of and for the fiscal year ended September 30, 2008 (as restated in Holdings’ Annual Report on Form 10-K for the fiscal year ended September 30, 2009) audited by and accompanied by the opinion of Ehrhardt Keefe Steiner & Hottman P.C. independent registered public accountants, (iii) as of and for the fiscal year ended September 30, 2009 audited by and accompanied by the opinion of PricewaterhouseCoopers LLP independent registered public accountants, (iv) as of and for the fiscal quarters ended December 31, 2008, March 31, 2009 and June 30, 2009, certified by its chief financial officer, and (v) as of and for each fiscal month commencing with the fiscal month ended October 31, 2009 and ending 30 days prior to the Closing Date, certified by its chief financial officer and (2) its unaudited consolidating balance sheets and related statements of income (i) as of and for the fiscal year ended September 30, 2007, (ii) as of and for the fiscal years ended September 30, 2008 and September 30, 2009, (iii) as of and for the fiscal quarters ended December 31, 2008, March 31, 2009 and June 30, 2009, certified by its chief financial officer, and (iv) as of and for each fiscal month commencing with the fiscal month ended October 31, 2009 and ending 30 days prior to the Closing Date, certified by its chief financial officer. Such financial statements present fairly the financial condition and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods. Such consolidated balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Holdings and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.
(b) The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related pro forma statements of income as of and for the 12-month period ending on as of the last day of the most recently completed four-fiscal quarter period ending at least 30 days prior to the Closing Date, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such statement of income, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the date thereof and on the Closing Date to be reasonable), are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.
SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of Holdings, the Borrower and the Subsidiaries, taken as a whole, since September 30, 2009.
SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of Holdings, the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens not prohibited by Section 6.02.
(b) Each of Holdings, the Borrower and the Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of Holdings, the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.
(c) As of the Closing Date, neither Holdings nor the Borrower has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.
(d) As of the Closing Date, none of Holdings, the Borrower or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Holdings or the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents).
SECTION 3.09. Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings or the Borrower or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of Holdings, the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10. Agreements. (a) None of Holdings, the Borrower or any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate or other organizational restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(b) None of Holdings, the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, in each case where such default could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11. Federal Reserve Regulations. (a) None of Holdings, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
SECTION 3.12. Investment Company Act. None of Holdings, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the (a) Loans (other than Incremental Loans) only for the purposes specified in the introductory statement to this Agreement and (b) use the proceeds of Incremental Loans only (i) to make a loan to Holdings in accordance with the requirements specified in the definition of “Holdings Loan” and/or to pay cash dividends in accordance with Section 6.06(a)(vii), and (ii) for general corporate purposes of the Borrower and its subsidiaries that are Subsidiary Guarantors.
SECTION 3.14. Tax Returns. Each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes (i) for which an extension for filing has been obtained by the applicable Person and (ii) that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.
SECTION 3.15. No Material Misstatements. None of the (a) Confidential Information Memorandum (including any written supplements thereto furnished by or on behalf of Holdings or the Borrower to the Administrative Agent prior to the Closing Date) or (b) any other information, reports, financial statements, exhibits or schedules furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings and the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of Holdings) and due care in the preparation of such information, report, financial statement, exhibit or schedule.
SECTION 3.16. Employee Benefit Plans. (a) Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates.
(b) None of the Borrower or any of its ERISA Affiliates maintains, contributes to, or is required to contribute to, a Plan, a Multiemployer Plan or a Foreign Pension Plan.
SECTION 3.17. Environmental Matters. (a) Except as set forth in Schedule 3.17, none of Holdings, the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply, in all material respects, with any material permit, license or other approval required under any Environmental Law, (ii) has become subject to any material Environmental Liability, (iii) has received notice of any actual or threatened material Environmental Liability or (iv) knows of any basis for any material Environmental Liability.
(b) Except as set forth in Schedule 3.17, (i) no real property currently owned, leased or operated by Holdings, Borrower or any Subsidiary is or, to Holdings’, Borrower’s or any Subsidiary’s knowledge as of, or at any time after, April 26, 2006, has, during Holdings’, Borrower’s or any Subsidiary’s ownership, lease or operation thereof, been in material non-compliance with any applicable Environmental Laws or subject to any material Environmental Liability and (ii) to Holdings’, Borrower’s or any Subsidiary’s knowledge since April 26, 2006, no real property formerly owned, leased or operated by Holdings, Borrower or any Subsidiary is or has, during Holdings’, Borrower’s or any Subsidiary’s ownership, lease or operation thereof, been, in material non-compliance with any applicable Environmental Laws or subject to any material Environmental Liability.
(c) None of the matters disclosed on Schedule 3.17, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
SECTION 3.19. Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent, the Lien created under Guarantee and Collateral Agreement shall constitute a perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Liens created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement and other property in which a security interest may not be perfected by the filing of a financing statement), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.
(b) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).
(c) The Mortgages, if any, are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(c), the Mortgages shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02.
SECTION 3.20. Location of Real Property and Leased Premises. (a) Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 3.20(a).
(b) Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.20(b).
SECTION 3.21. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened. The hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.
SECTION 3.22. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Loans on the Closing Date or the applicable Incremental Loan Closing Date, as the case may be, and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower, individually, and the Loan Parties, collectively, at a fair valuation, will exceed its or their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower, individually, and the Loan Parties, collectively, will be greater than the amount that will be required to pay the probable liability of its or their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower, individually, and the Loan Parties, collectively, will not have unreasonably small capital with which to conduct the business in which it is or they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date or the applicable Incremental Loan Closing Date, as the case may be.
SECTION 3.23. Sanctioned Persons; USA PATRIOT Act. None of Holdings, the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any Subsidiary is (i) currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC or (ii) in violation of the USA PATRIOT Act.
SECTION 3.24. Management Agreement. As of the Closing Date, the Management Agreement has not been amended, modified, supplemented or replaced.
ARTICLE IV
Conditions of Lending
The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:
SECTION 4.01. Conditions. On the Closing Date:
(a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.02(a).
(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
(c) At the time of and immediately after the making of the Loans, no Default or Event of Default shall have occurred and be continuing.
(d) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Latham & Watkins, LLP, counsel for Holdings and the Borrower, in form and substance satisfactory to the Administrative Agent, (ii) Holland & Hart LLP, local counsel for Holdings and the Borrower, in form and substance satisfactory to the Administrative Agent, in each case, (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and (iii) an independent investment bank or valuation firm dated the Closing

Date, addressed to the Borrower and acceptable to the Administrative Agent to the effect that the Borrower and its consolidated subsidiaries, after giving effect to the Transactions and the other transactions contemplated hereby, are solvent, and Holdings and the Borrower hereby request such counsel and independent investment bank or valuation firm to deliver such opinions.
(e) All legal matters incident to this Agreement, the Loans and the other Loan Documents shall be satisfactory to the Lenders and to the Administrative Agent.
(f) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or articles of organization, as applicable, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating or limited liability company agreement, as applicable of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or the articles of organization, as applicable, of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.
(g) The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in Sections 4.01(b) and (c), which certification may be made in the Borrowing Request, and shall be dated the Closing Date or, if such certification is made in the Borrowing Request, shall be dated the date of the Borrowing Request.
(h) (i) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document, and (ii) Schulte Roth & Zabel LLP, counsel to certain of the Lenders, shall have received all fees and out-of-pocket expenses incurred by such counsel in connection with the review and negotiation of the Loan Documents to the extent invoiced in reasonable detail and in an amount equal to approximately $15,000 in the aggregate, but in no event to exceed $20,000 in the aggregate.
(i) The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each executed Security Document.
(j) The Lenders shall have received the financial statements and opinion referred to in Section 3.05, none of which shall demonstrate a material adverse change in the financial condition of Holdings or the Borrower from (and shall not otherwise be materially inconsistent with) the financial statements or forecasts previously provided to the Lenders.

(k) At least five Business Days prior to the Closing Date, the Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(l) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated on or prior to the Closing Date and duly executed by a Responsible Officer of Holdings and the Borrower, and shall have received the results of (i) a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, (ii) United States Patent and Trademark Office and United States Copyright Office searches made with respect to registered patents, trademarks and copyrights registered in the name of any of the Loan Parties, and (iii) tax and judgment lien searches in the appropriate office in the state in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain or own real or personal property, and in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) or other search result would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.
(m) (i) Each of the Security Documents, in form and substance satisfactory to the Lenders, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 6.02, (iii) each of the Mortgages shall have been submitted to a nationally recognized title insurance company (or an agent therefor) for recording in the recording office as specified on Schedule 3.19(c) with an irrevocable instruction by the Borrower to record such Mortgages in accordance with the Collateral Agent’s instructions, and such title insurance company (or such agent therefor) shall have issued, or executed and delivered to the Collateral Agent an irrevocable commitment to issue, in favor of the Collateral Agent, a lender’s title insurance policy, in form and substance acceptable to the Collateral Agent, together with such endorsements, coinsurance and reinsurance as may be requested by the Collateral Agent and the Lenders, insuring such Mortgages as a first lien on such Mortgaged Property (subject to any Lien permitted by Section 6.02), and (iv) the Collateral Agent shall have received such other documents, including, without limitation, such surveys, abstracts, appraisals and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Collateral Agent or the Lenders; provided that “no change” affidavits shall be accepted by the Collateral Agent and the Lenders in lieu of surveys, as applicable.
(n) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.
(o) All principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been paid in full and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiary Guarantors shall have outstanding no Indebtedness or preferred stock other than (a) Indebtedness outstanding under this Agreement and the Guarantees under the Guarantee and Collateral Agreement, and (b) Indebtedness set forth on Schedule 6.01.

(p) All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods have expired and there is no litigation, governmental, administrative or judicial action, actual or threatened in writing, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions.
(q) The Minimum Liquidity Threshold shall be at least $30,000,000 after giving pro forma effect to the Transactions.
ARTICLE V
Affirmative Covenants
Each of Holdings and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrower will, and will cause each of the Subsidiary Guarantors to:
SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.
(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including business interruption insurance, public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.
(b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement no less favorable to the Lenders than the corresponding endorsement delivered on or prior to the Closing Date (with such changes as are necessary to comply with customary insurance practices), which endorsement shall provide that, from and after the Closing Date pursuant to Section 4.01(m), if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the other Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.
(c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require.
(d) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Collateral Agent as an additional insured, on forms satisfactory to the Collateral Agent.
(e) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.
SECTION 5.03. Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.

SECTION 5.04. Financial Statements, Reports, etc. In the case of Holdings and Borrower, as applicable, furnish to the Administrative Agent, which shall furnish to each Lender:
(a) within 90 days after the end of each fiscal year, its consolidated statements of stockholders’ equity and cash flows and consolidated and consolidating balance sheet and related statements of income showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by PricewaterhouseCoopers LLP or other independent registered public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied;
(b) within 90 days after the end of each fiscal year, its consolidated and consolidating balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year and adjustments otherwise reflected in the audited financial statements of Holdings directly related to the Borrower;
(c) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated statements of stockholders’ equity and cash flows and consolidated and consolidating balance sheet and related statements of income showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and, other than with respect to quarterly reports during the remainder of the first fiscal year after the Closing Date, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;
(d) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated and consolidating balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and, other than with respect to quarterly reports during the remainder of the first fiscal year after the Closing Date, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;
(e) within 30 days after the end of the first two fiscal months of each fiscal quarter, its consolidated balance sheet and related statements of income and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries during such fiscal month and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(f) concurrently with any delivery of financial statements under paragraph (a), (b), (c), (d) or (e) above, a certificate of a Financial Officer in the form of Exhibit D (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) solely with respect to (a), (b), (c) and (d) above, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in each of Sections 6.10, 6.11, 6.12 and 6.16 and, in the case of a certificate delivered with the financial statements required by paragraph (b) above, setting forth the Borrower’s calculation of Excess Cash Flow;
(g) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such statements (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that no Event of Default or Default has occurred with respect to any of Sections 6.10, 6.11, 6.12 and 6.16 or, if such an Event of Default or Default has occurred, specifying the extent thereof in reasonable detail;
(h) concurrently with any delivery of financial statements under paragraph (b) above, a certificate of a Financial Officer of the Borrower in the form of Exhibit D certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings recordings or registrations, including all refilings, recordings and registrations, containing a description of the Article 9 Collateral (as defined in the Guarantee and Collateral Agreement) have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to Section 4.03(a) of the Guarantee and Collateral Agreement to the extent necessary to protect and perfect the Security Interest (as defined therein) for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);
(i) within 45 days after the end of each fiscal quarter of the Borrower, the Borrower shall deliver to the Collateral Agent a certificate of a Financial Officer of the Borrower identifying in the format of Schedule III to the Guarantee and Collateral Agreement all Intellectual Property (as defined in the Guarantee and Collateral Agreement) of any Loan Party in existence on the date thereof and not then listed on such Schedule or previously so identified to the Collateral Agent;
(j) within 90 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;
(k) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;
(l) promptly after the receipt thereof by Holdings or the Borrower or any of their respective subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(m) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and
(n) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
(b) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $2,500,000; and
(d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
SECTION 5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate or other organizational name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate or other organizational structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings, recordings or registrations have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Holdings and the Borrower also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.
(b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(b), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.
SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor.
SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and Incremental Loans only for the purposes specified in Section 3.13.
SECTION 5.09. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and the laws applicable to any Foreign Pension Plan and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any responsible officer of Holdings, the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of Holdings, the Borrower or any ERISA Affiliate in an aggregate amount exceeding $2,500,000, a statement of a Financial Officer of Holdings or the Borrower setting forth details as to such ERISA Event and the action, if any, that Holdings or the Borrower proposes to take with respect thereto.
SECTION 5.10. Compliance with Environmental Laws. Comply, and cause all lessees and other Persons occupying its properties to comply, in all material respects, with all Environmental Laws applicable to its operations and properties; obtain, renew and comply with all terms and conditions of all material environmental permits necessary for its operations and properties; and as promptly as commercially reasonable, including with respect to any current or former operations or properties, address and resolve any actual or threatened Environmental Liability, including by conducting remedial action, in accordance with Environmental Laws; provided, however, that none of Holdings, the Borrower or any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
SECTION 5.11. Preparation of Environmental Reports. Promptly notify the Administrative Agent in writing of a Default caused by reason of a breach of Section 3.17 or Section 5.10 and share with Administrative Agent all data, information and reports generated or prepared in connection therewith. If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without Holdings, the Borrower or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, (a) provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report, including where appropriate, any soil and or groundwater sampling, regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating compliance or non-compliance with Environmental Law, the presence or absence of Hazardous Materials, proposed compliance or remedial action for responding to any environmental concerns described therein and the estimated cost of any such compliance or remedial action and (b) promptly undertake such proposed compliance or remedial action.
SECTION 5.12. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. Holdings will cause any subsequently acquired or organized Domestic Subsidiary (and, to the extent no adverse tax consequences to Holdings or the Borrower would result therefrom, Foreign Subsidiary) (but, in each case, excluding any Excluded Subsidiary) to become a

Loan Party by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent. In addition, from time to time, Holdings and the Borrower will, at Borrower’s cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Loan Parties (including real and other properties acquired subsequent to the Closing Date, but excluding (i) leased real properties, (ii) real property owned by Rentech Energy Technology Center, LLC)) and (iii) to the extent provided in the Guarantee and Collateral Agreement, Equity Interests in any Project Entity. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents (x) substantially in the form of such mortgages, deeds of trust and other instruments and documents delivered on the Closing Date (with such conforming changes as are required under applicable state or local law), or (y) if no such instruments or documents were delivered on the Closing Date, substantially consistent with those mortgages, deeds of trust and other instruments that were delivered on the Closing Date, and Holdings and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent or the Required Lenders shall reasonably request to evidence compliance with this Section 5.12. Holdings and the Borrower agree to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any Guarantor of any real property (or any interest in real property) having a value in excess of $1,000,000.
SECTION 5.13. Reserved.
SECTION 5.14. Cash Management. In supplement to Section 4.04(b) in the Guarantee and Collateral Agreement, without the prior written consent of the Collateral Agent, the Borrower may not, and will not cause or permit any Loan Party to, (i) add or replace a depositary bank or Deposit Account (as such term is defined in the Guarantee and Collateral Agreement), (ii) allow any deposit account or any “zero balance checking” accounts, other than Deposit Accounts subject to Deposit Account Control Agreements and accounts that are maintained solely for employee flex spending amounts and payroll amounts, to maintain a balance in excess of zero Dollars for a period in excess of one Business Day or (iii) change any sweep instructions existing as of the Closing Date for any bank account, including any Deposit Account.
SECTION 5.15. Senior Indebtedness. If any Loan Party incurs, creates, assumes or permits to exist any Indebtedness that is subordinated in right of payment to the Obligations (or any portion thereof), the Obligations shall constitute “Senior Debt” and “Designated Senior Debt” (or the equivalents thereof) under and as defined in the definitive documentation governing or evidencing such subordinated Indebtedness.
SECTION 5.16. Colorado Mortgage. If the Colorado Property is not sold by Holdings on or before June 30, 2010, cause the Colorado Property to be subject to a Mortgage on or before July 31, 2010, pursuant to which the Collateral Agent shall hold a first priority perfected security interest in the Colorado Property, subject, as to priority, only to Liens permitted under Section 6.02; provided that (i) the Colorado Property shall not be required to be subject to such Mortgage for so long as Bank of Denver has a mortgage on the Colorado Property, and (ii) Holdings, the Borrower and the Subsidiary Guarantors shall cause such Bank of Denver mortgage to be terminated within ten days following the date on which the Indebtedness owed by Holdings to Bank of Denver is repaid in full and the commitments (if any) in respect thereof are terminated.

ARTICLE VI
Negative Covenants
Each of Holdings and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, neither Holdings nor the Borrower will, nor will they cause or permit any of the Subsidiary Guarantors to:
SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
(a) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 and any extensions, refinancings, renewals or replacements of such Indebtedness to the extent (i) the principal amount of such Indebtedness is not increased (other than by the amount of premiums and reasonable and customary fees paid in connection therewith), (ii) neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, (iii) such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders and satisfies the requirements of Section 5.15, (iv) all of the continuing obligors in respect of such Indebtedness were obligors prior to the Closing Date, and (v) in the case of any extension, refinancing, renewal or replacement of convertible Indebtedness of Holdings, such Indebtedness (A) does not provide for any scheduled amortization, other scheduled payments of principal or mandatory prepayment, repurchase or redemption requirements (other than mandatory prepayment, repurchase or redemption requirements triggered (x) if such Indebtedness consists of convertible Indebtedness of Holdings, upon the occurrence of a “change of control,” or (y) if such Indebtedness consists of Indebtedness of Holdings that satisfies the criteria specified in clauses (i) through (iv) of Section 6.01(o), upon the occurrence of a “change of control” or an “asset sale”) that apply prior to the 366th day following the Final Maturity Date, and (B) shall consist of either (x) convertible Indebtedness of Holdings that is convertible only into Equity Interests of Holdings, or (y) Indebtedness of Holdings that satisfies each of the criteria specified in clauses (i) through (iv) of Section 6.01(o);
(b) Indebtedness created hereunder and under the other Loan Documents;
(c) intercompany Indebtedness to the extent permitted by Section 6.04(c);
(d) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e), shall not exceed $2,000,000 at any time outstanding, and (iii) the aggregate principal amount of Indebtedness of the Borrower or any subsidiary of the Borrower that is a Subsidiary Guarantor permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred by the Borrower or any subsidiary of the Borrower that is a Subsidiary Guarantor pursuant to Section 6.01(e), shall not exceed $1,000,000 at any time outstanding;

(e) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of $2,000,000 at any time outstanding; provided that the aggregate principal amount of Capital Lease Obligations incurred by the Borrower or any subsidiary of the Borrower that is a Subsidiary Guarantor, when combined with the aggregate principal amount of all Indebtedness incurred by the Borrower or any subsidiary of the Borrower that is a Subsidiary Guarantor pursuant to Section 6.01(d), shall not exceed $1,000,000 at any time outstanding;
(f) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;
(g) Indebtedness of any Person that becomes a Subsidiary Guarantor after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) immediately before and after such Person becomes a Subsidiary, no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(g) shall not exceed $1,500,000 at any time outstanding;
(h) other Indebtedness in an aggregate principal amount not exceeding $2,000,000 at any time outstanding (of which an aggregate principal amount thereof not in excess of $250,000 at any time outstanding may be secured Indebtedness); provided that the aggregate principal amount of Indebtedness incurred by the Borrower or any subsidiary of the Borrower that is a Subsidiary Guarantor pursuant to this Section 6.01(h) shall not exceed $1,000,000 at any time outstanding;
(i) Indebtedness of the Borrower incurred under clause (j) of the definition of “Indebtedness” in the ordinary course under (A) Hedging Agreements or forward purchase contracts with respect to natural gas to be delivered to the Borrower for use in ordinary course production within 60 days from the effective date of the applicable Hedging Agreements or forward purchase contracts, and (B) the greater of (x) Hedging Agreements or forward purchase contracts with respect to production to match prepaid sales of fertilizer products and (y) Hedging Agreements or forward purchase contracts in value of up to $20,000,000 with respect to volumes to satisfy up to 67% of maximum production capacity for a 4-month period and with respect to the delivery of natural gas to the Borrower within the following 7 month period;
(j) unsecured convertible Indebtedness issued by Holdings from time to time (other than any such Indebtedness that is convertible, directly or indirectly, into Disqualified Stock); provided that (i) the aggregate principal amount of such Indebtedness on the date of issuance thereof, plus the aggregate principal amount of Indebtedness issued by Holdings pursuant to Section 6.01(o) does not exceed an amount equal to 25.0% of Holdings’ Market Capitalization determined on the date that is 30 days prior to the issuance thereof, (ii) all such convertible Indebtedness shall be convertible into Equity Interests of Holdings only, and (iii) such convertible Indebtedness does not provide for any scheduled amortization, other scheduled payments of principal or mandatory prepayment, repurchase or redemption requirements (other than mandatory prepayment, repurchase or redemption requirements triggered upon the occurrence of a “change of control”) that apply prior to the 366th day following the Final Maturity Date;
(k) unsecured Indebtedness pursuant to clause (j) of the definition of “Indebtedness” arising under unsecured Hedging Agreements that are not speculative in nature and are related to income derived from foreign operations of Holdings, the Borrower or any Subsidiary Guarantor

or otherwise related to purchases from foreign suppliers; provided that to the extent such Indebtedness constitutes “Obligations” under and as defined in clause (d) of the definition of “Obligations” in the Guarantee and Collateral Agreement, such Indebtedness may be secured to the extent provided therein;
(l) Indebtedness in respect of loans from a Governmental Authority in connection with economic development or incentive or alternative energy programs in an aggregate principal amount not in excess of $5,000,000 at any time outstanding; provided that the principal amount of Indebtedness of the Borrower or any subsidiary of the Borrower that is a Subsidiary Guarantor in respect of such loans shall not exceed $2,500,000 in the aggregate at any time outstanding;
(m) the Holdings Loan;
(n) unsecured Indebtedness in respect of obligations of Holdings to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests (other than Disqualified Stock) of Holdings or any warrants, rights or options to acquire such Equity Interests; and
(o) unsecured Indebtedness of Holdings in an aggregate principal amount not in excess of $10,000,000 that (i) is subordinated to the Obligations on terms customary at the time for subordinated mezzanine debt securities, (ii) matures after, and does not provide for any scheduled amortization, other scheduled payments of principal or mandatory prepayment, repurchase or redemption requirements (other than mandatory prepayment, repurchase or redemption requirements triggered upon the occurrence of a “change of control” or an “asset sale”) that apply, prior to the 366th day following the Final Maturity Date, (iii) has terms and conditions (other than subordination terms), taken as a whole, that are not materially less favorable to Holdings than the terms and conditions customary at the time for subordinated mezzanine debt securities, and (iv) has interest rate terms on then prevailing-market terms for subordinated mezzanine debt securities.
SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Subsidiary Guarantor) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
(a) Liens on property or assets existing on the Closing Date and set forth in Schedule 6.02; provided that such Liens shall (i) secure only those obligations which they secure on the date hereof and extensions, refinancings, renewals and replacements thereof permitted hereunder, and (ii) not encumber any property other than the property subject thereto on the Closing Date;
(b) any Lien created under the Loan Documents;
(c) any Lien existing on any property or asset prior to the acquisition thereof or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of Holdings, the Borrower or any Subsidiary Guarantor and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(d) Liens for taxes not yet delinquent or which are being contested in compliance with Section 5.03;
(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;
(f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Holdings, the Borrower or any Subsidiaries;
(i) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(d), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of Holdings, the Borrower or any Subsidiary Guarantor;
(j) judgment Liens securing judgments not constituting an Event of Default under clause (i) of Article VII;
(k) Liens granted by the Borrower in favor of any third party that is not an Affiliate of the Borrower that provides equipment to the Borrower as contemplated by the definition of “Joint Carbon Credit Investment Project”; provided that (i) such Liens apply only to the equipment so provided and any carbon credits or similar allowances generated by such equipment as a result of a reduction in regulated gas or greenhouse gas emissions, (ii) the fair market value of the equipment subject to such Liens shall not exceed $5,000,000 for all Joint Carbon Credit Investment Projects, and (iii) no other Person (other than the Collateral Agent for the ratable benefit of the Secured Parties) shall have a Lien on such equipment, carbon credits or similar allowances other than non-consensual Liens permitted under Section 6.02 that arise by operation of law; provided, further, that the Collateral Agent shall be granted a Lien (for the ratable benefit of the Secured Parties) (A) on such equipment, carbon credits and allowances to the extent permitted under the definitive documentation between the Borrower and such third party governing the applicable Joint Carbon Credit Investment Project, and (B) on any such equipment, carbon credits and allowances owned by the Borrower, from and after such time as such third party has earned the return on its investment in the equipment provided for in such definitive documentation between the Borrower and such third party; and

(l) other Liens securing liabilities hereunder in an aggregate amount not to exceed $1,000,000 at any time outstanding; provided that any secured Indebtedness incurred by the Loan Parties in reliance on Section 6.01(h) shall be deemed to reduce dollar-for-dollar the amount of the liabilities permitted to be secured by Liens under this Section 6.02(l) by the amount of such secured Indebtedness.
SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”) unless (a) the sale or transfer of such property is permitted by Section 6.05 (assuming, for purposes of this Section 6.03, that such sale or transfer is an Asset Sale under Section 6.05(b)), (b) any Capital Lease Obligations and, without duplication, Attributable Indebtedness (assuming, for purposes of this Section 6.03, that Attributable Indebtedness is Indebtedness under Section 6.01) arising in connection therewith are permitted by Section 6.01, (c) any Liens arising in connection therewith are permitted by Section 6.02, and (d) the Attributable Indebtedness arising in connection therewith does not exceed $1,000,000 at any time outstanding.
SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person (collectively, “Investments”), except:
(a) (i) (A) Investments by Holdings, the Borrower and any Subsidiary Guarantor existing on the Closing Date in the Equity Interests (other than Disqualified Stock) of the Borrower and the Subsidiaries, (B) additional Investments (including by way of capital contribution) by Holdings or any Subsidiary Guarantor that is not a subsidiary of the Borrower in the Equity Interests (other than Disqualified Stock) of the Borrower and any other Subsidiary Guarantor, and (C) Investments (including by way of capital contribution) by the Borrower in the Equity Interests (other than Disqualified Stock) of any Subsidiary Guarantor that is a subsidiary of the Borrower; provided that (1) any Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement (subject to any limitations applicable to the pledging of Equity Interests referred to therein), and (2) no Investments may be made by the Borrower in any Subsidiary unless the Borrower shall maintain the Minimum Liquidity Threshold after giving effect to such Investment;
(ii) additional Investments (including by way of capital contribution) by Holdings, the Borrower and any Subsidiary Guarantor in the Equity Interests (other than Disqualified Stock) of Subsidiaries that are not Loan Parties; provided that (1) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement (subject to any limitations applicable to the pledging of Equity Interests referred to therein), (2) the aggregate amount of Investments made by Loan Parties pursuant to this Section 6.04(a)(ii) (together with the aggregate amount of Investments made pursuant to Section 6.04(c)(iv)) (determined without regard to any write-downs or write-offs of such Investments) shall not in the aggregate exceed $500,000 at any time outstanding, and (3) no Investments may be made by the Borrower in any Subsidiary unless the Borrower shall maintain the Minimum Liquidity Threshold after giving effect to such Investment;
(iii) additional Investments by Holdings, the Borrower and any Subsidiary Guarantor so long as the aggregate amount invested, loaned or advanced pursuant to this clause (a)(iii) (determined without regard to any write-downs or write-offs of such Investments, loans and advances) does not exceed, in the aggregate, (x) (A) in the case of Investments by the Borrower or any subsidiary of the Borrower that is a Subsidiary Guarantor, $500,000 in the aggregate, or (B) in the case of Investments by

Holdings or any Subsidiary Guarantor that is not a subsidiary of the Borrower, $2,500,000 in the aggregate, plus (y) any return of capital paid to the applicable investor hereunder on any Investment previously made pursuant to this clause (a)(iii) and not concurrently or otherwise utilized or distributed by such investor minus (z) the aggregate amount of Investments made pursuant to Section 6.04(a)(ii) and loans or advances made pursuant to Section 6.04(c)(iv); provided that no Investments may be made by the Borrower or any Subsidiary in Holdings pursuant to this Section 6.04(a)(iii); provided further that any Investments made pursuant to this Section 6.04(a)(iii) that consist of the acquisition of an Acquired Entity shall satisfy the requirements of the proviso to Section 6.04(a)(iv) (other than clause (z)(C) thereof);
(iv) Holdings, the Borrower or any Subsidiary Guarantor may acquire all or substantially all the assets of a Person or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that:
(x) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings, the Borrower or any Subsidiary;
(y) the Acquired Entity shall be in a similar line of business as that of Holdings, the Borrower and the Subsidiary Guarantors as conducted during the current and most recent calendar year; and
(z) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Borrower would be in compliance with the covenants set forth in (x) Section 6.16 and (y) Sections 6.10, 6.11, and 6.12 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a), (b), (c), (d) or 5.04(e), as the case may be, and 5.04(g) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, after giving pro forma effect to such transaction (including any other transaction described in this Section 6.04(a)(iv) occurring after such period) as if such transaction had occurred as of the first day of such period; (C) the total consideration (excluding consideration consisting of the issuance by Holdings of Equity Interests (other than Disqualified Stock) in Holdings or the proceeds thereof and not concurrently or otherwise utilized or distributed by Holdings) paid in connection with such acquisition and any other acquisitions pursuant to this Section 6.04(a)(iv) (including any Indebtedness of the Acquired Entity that is assumed by Holdings, the Borrower, or any Subsidiary Guarantor following such acquisition and any payments following such acquisition pursuant to earn-out provisions or similar obligations) shall not in the aggregate exceed (i) in the case of Permitted Acquisitions made by the Borrower or any subsidiary of the Borrower that is a Subsidiary Guarantor, $500,000 in the aggregate, or (ii) in the case of Permitted Acquisitions made by Holdings or any Subsidiary Guarantor that is not a subsidiary of the Borrower, $2,000,000 in the aggregate; (D) the Borrower and the Subsidiary Guarantors shall not assume any Indebtedness of an Acquired Entity that is acquired by Holdings; (E) Holdings or the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Required Lenders; and (F) Holdings or the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Security Documents (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(a)(iv) being referred to herein as a “Permitted Acquisition”);
(b) Permitted Investments;

(c) (i) loans or advances made by Holdings or any Subsidiary Guarantor that is not a subsidiary of the Borrower to the Borrower or any Subsidiary Guarantor; (ii) loan or advances made by any Subsidiary Guarantor that is not a subsidiary of the Borrower to Holdings or any other Subsidiary Guarantor; (iii) loans or advances made by the Borrower to any Subsidiary Guarantor that is a subsidiary of the Borrower; (iv) loans or advances made by a Loan Party to a Subsidiary that is not a Loan Party or by the Borrower or a Subsidiary Guarantor that is a subsidiary of the Borrower to Holdings or a Subsidiary Guarantor that is not a subsidiary of the Borrower in an aggregate principal amount not to exceed $500,000 at any time outstanding minus the aggregate amount of Investments made pursuant to Section 6.04(a)(ii); and (v) loans or advances made by the Borrower to Holdings in an aggregate principal amount not to exceed the Permitted Amount at any time outstanding; provided that, in the case of each of clauses (i) through (v) above, (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note that is an “instrument” (as defined under Article 9 of the Uniform Commercial Code) pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement, (B) such loans and advances shall be unsecured and subordinated to the Obligations, if any, of the obligor, which subordination language shall be in form and substance satisfactory to the Administrative Agent in its sole discretion, and (C) no such loan or advance may be made by the Borrower to Holdings or any Subsidiary unless the Borrower shall maintain the Minimum Liquidity Threshold after giving effect to such loan or advance;
(d) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(e) Holdings, the Borrower and any Subsidiary Guarantor may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $100,000;
(f) Holdings, the Borrower and any Subsidiary Guarantor may enter into Hedging Agreements that are not speculative in nature and are related to income derived from foreign operations of Holdings the Borrower or any Subsidiary Guarantor or otherwise related to purchases from foreign suppliers;
(g) Holdings, the Borrower and any Subsidiary Guarantor may make or own Investments consisting of any non-cash proceeds received in compliance with Section 6.05(b) by Holdings, the Borrower or any Subsidiary Guarantor in connection with Asset Sales permitted under Section 6.05(b);
(h) Investments (x) made with the proceeds of issuances of Equity Interests in Holdings (other than Disqualified Stock) by Holdings, and (y) the consideration for which consists of the issuance by Holdings of Equity Interests (other than Disqualified Stock) in Holdings;
(i) Investments existing on the date hereof and set forth on Schedule 6.04(i);
(j) (A) Investments by Holdings in any Project Holdco for further Investment in whole by such Project Holdco within 45 days after receipt thereof by such Project Holdco in Permitted Projects, including for the purpose of developing and maintaining the property and any facilities or fixtures on the property related to such Permitted Projects; provided, however, that (1) any such Investments by Holdings financed with the issuance by Holdings of Equity Interests or the proceeds thereof shall not be subject to such 45-day Investment requirement, and (2) any such Investments shall not, in an aggregate outstanding amount for all Project Holdcos, exceed in any fiscal year the sum of (i) $10,000,000, (ii) the aggregate amount of non-cash Investments consisting of contracts, studies, reports and surveys, originated, generated or developed by Holdings, or by work performed by employees of Holdings, in each case valued on the basis of the capitalized cost of work undertaken or performed by Holdings relating to a Permitted Project, to the extent allocated by Holdings to a Permitted Project in an aggregate amount not to exceed $3,000,000, (iii) the aggregate amount of non-cash Investments consisting of capitalized interest in respect of the Loans and convertible Indebtedness of Holdings permitted under Section 6.01 allocated to such Permitted Project, (iv) the aggregate amount of all cash dividends, distributions and other cash payments actually received by Holdings from Investments made pursuant to this Section 6.04(j) and not concurrently or otherwise utilized or distributed by Holdings, (v) the aggregate amount of non-cash Investments by Holdings consisting solely of intellectual property licenses granted by Holdings to the applicable Project Entity, and (vi) the amount of Investments made by Holdings in one or more Project Holdcos consisting of the issuance of Equity Interests (other than Disqualified Stock) in Holdings or the proceeds thereof; provided, further, that in the event Holdings does not expend such $10,000,000 in any fiscal year, it may carry forward to the immediately succeeding fiscal year the unutilized portion (all Investments permitted under this Section 6.04(j) shall first be applied to reduce the then applicable Investment amount permitted under this Section 6.04(j) for such succeeding fiscal year and then to reduce the carry-forward from the previous fiscal year, if any), and (B) Investments set forth on Schedule 6.04(j) consisting of non-cash assets (other than Equity Interests) existing on the Closing Date in an aggregate stated balance sheet amount (determined in accordance with GAAP) not in excess of $5,500,000 contributed by Holdings as a capital contribution (other than in the form of Disqualified Stock) to a Project Holdco, for use by such Project Holdco or the applicable Project Entity in connection with a Permitted Project;
(k) Joint Carbon Credit Investment Projects; and
(l) the Holdings Loan.
SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions), all or substantially all of the Plant, all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary Guarantor, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that:
(i) Holdings, the Borrower and any Subsidiary may purchase and sell inventory in the ordinary course of business;
(ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (x) any solvent Wholly Owned Subsidiary of Holdings (other than the Borrower) may merge into Holdings or the Borrower in a transaction in which Holdings or the Borrower is the surviving corporation, (y) any solvent Wholly Owned Subsidiary may merge into or consolidate with any other solvent Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary and no Person other than the Borrower or a Wholly Owned Subsidiary receives any consideration (provided that if any party to any such transaction is (A) a Loan Party, the surviving entity of such transaction shall be a Loan Party, and (B) the Borrower, the surviving entity of such transaction shall be the Borrower) and (z) Holdings, the Borrower and the Subsidiary Guarantors may make Permitted Acquisitions; and

(iii) acquisitions (in one transaction or a series of transactions) of all or any substantial part of the assets of any other Person made pursuant to Sections 6.04(a)(iii), 6.04(a)(iv), and 6.04(j).
(b) Make any Asset Sale not otherwise prohibited under paragraph (a) above unless (i) such Asset Sale is for consideration at least 85% of which is cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, or disposed of and (iii) the fair market value of all assets sold, transferred, or disposed of pursuant to this paragraph (b) shall not exceed $1,000,000 in any fiscal year (other than Asset Sales pursuant to clause (vii) of the definition of that term).
SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement); provided, however, that:
(i) (x) any Wholly Owned Subsidiary of the Borrower, and (y) any Subsidiary (other than the Borrower and any of its subsidiaries), in each case may declare and pay dividends or make other distributions ratably to its equity holders;
(ii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may, or the Borrower and the Subsidiaries may make distributions to Holdings so that Holdings may, repurchase its Equity Interests owned by employees of Holdings, the Borrower or the Subsidiaries or make payments to employees of Holdings, the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $250,000 in any fiscal year;
(iii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and its Subsidiaries may make cash Restricted Payments to Holdings (w) in an amount not to exceed $250,000 in any fiscal year, to the extent necessary to pay general corporate and overhead expenses incurred by Holdings in the ordinary course of business, and (x) in an amount necessary to pay the Tax liabilities of Holdings directly attributable to (or arising as a result of) the operations of the Borrower and its subsidiaries; provided, however, that, with respect to clauses (w) and (x), (A) the amount of such dividends shall not exceed the amount that the Borrower and its subsidiaries would be required to pay in respect of Federal, State, local and foreign taxes were the Borrower and its subsidiaries to pay such taxes as stand-alone taxpayers and (B) all Restricted Payments made to Holdings pursuant to this clause (iii) are used by Holdings solely for the purposes specified herein within 20 days of the receipt thereof;
(iv) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may pay the fees payable under the Management Agreement (as in effect on the Closing Date) in an aggregate amount not to exceed $2,500,000 on an annual basis; provided that (x) such fees may be paid in cash only if (A) the aggregate principal amount of Loans then outstanding is equal to or less than $50,000,000, (B) the Leverage Ratio is less than 1.00 to 1.00, in each case both prior to and after giving pro forma effect to any such payment, and (C) the Borrower is otherwise in pro forma compliance with each of Sections 6.10, 6.11, 6.12 and 6.16, and (y) if each of the tests set forth in foregoing clause (x) is not satisfied, such fees may be payable only by a non-cash transfer of intercompany receivables from Holdings to Borrower in lieu of such cash payments;

(v) the Borrower may pay cash dividends to Rentech Development Corporation, a Colorado corporation, for further distribution to Holdings, from then-available Available Cash (for the avoidance of doubt, after giving effect to any prior or concurrent utilization of Available Cash in accordance with the definition thereof) so long as (w) no Event of Default or Default shall have occurred and be continuing or would result therefrom, (x) the aggregate principal amount of Loans then outstanding is equal to or less than $50,000,000, (y) the Leverage Ratio is less than 1.00 to 1.00, in each case both prior to and after giving pro forma effect to any such dividend, and (z) the Borrower is otherwise in pro forma compliance with each of Sections 6.10, 6.11, 6.12 and 6.16;
(vi) Holdings may, upon conversion of any convertible Indebtedness of Holdings permitted under Section 6.01(a) or 6.01(j), make cash payments in lieu of issuance of fractional Equity Interests in respect thereof; and
(vii) the Borrower may pay cash dividends to Rentech Development Corporation, a Colorado corporation, for further distribution to Holdings, from the Net Cash Proceeds of Incremental Loans (less the Net Cash Proceeds of such Incremental Loans to the extent used or to be used to make a Holdings Loan) to the extent such use complies with Section 5.08.
For the avoidance of doubt, subject to Sections 6.01 and 6.09, the foregoing will not prohibit any payment of principal or interest by Holdings in respect of convertible Indebtedness of Holdings permitted under Section 6.01(j).
(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of (i) the ability of Holdings, the Borrower or any Subsidiary Guarantor to create, incur or permit to exist any Lien upon any of its property to secure the Obligations or any Subsidiary Guarantor to pay dividends or other distributions with respect to any of its Equity Interests, or to make or repay loans or advances to the Borrower or any Subsidiary Guarantor or to Guarantee the Obligations; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
SECTION 6.07. Transactions with Affiliates. Except for transactions between or among Loan Parties (other than transactions between the Borrower and Holdings, except to the extent such transactions are otherwise expressly permitted under this Agreement) and the Management Agreement (as in effect on the Closing Date), sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that Holdings, the Borrower or any Subsidiary Guarantor may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to Holdings, the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.
SECTION 6.08. Business of Holdings, Borrower and Subsidiary Guarantors. Engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental or related thereto.

SECTION 6.09. Other Indebtedness and Agreements. (a) Permit (i) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of Holdings, the Borrower or any of the Subsidiary Guarantors is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Holdings, the Borrower, any of the Subsidiary Guarantors or the Lenders or (ii) any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.
(b) (i) Other than regular scheduled payments and mandatory payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness except (A) the payment of the Indebtedness created hereunder or intercompany Indebtedness owing to any Loan Party, (B) refinancings of Indebtedness permitted by Section 6.01(a) (including by way of exchange, tender or otherwise), (C) the exchange of Holdings’ 4.00% Senior Convertible Notes due 2013 outstanding on the Closing Date pursuant to one or more Permitted Exchanges, and (D) the payment of secured Indebtedness permitted under Section 6.01 that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as the Liens securing such Indebtedness are permitted under Section 6.02, or (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities, except as permitted by Section 6.06(a)(vi).
For the avoidance of doubt, this Section 6.09(b) does not restrict the conversion of convertible Indebtedness of Holdings permitted under Section 6.01 into Equity Interests of Holdings.
SECTION 6.10. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by the Borrower and its subsidiaries for the period set forth below to exceed the amount set forth in the table below opposite such period:

Measurement Period	Maximum Capital Expenditures

January 1, 2010 through September 30, 2010	$6.0 million
October 1, 2010 through September 30, 2011	$23.0 million
October 1, 2011 through September 30, 2012	$9.0 million
October 1, 2012 through September 30, 2013	$6.0 million
October 1, 2013 through Maturity Date	$8.0 million
; provided, however, in the event the Borrower does not expend the maximum Capital Expenditure amount set forth above in any applicable measurement period, the Borrower may carry forward to the immediately succeeding applicable measurement period the unutilized portion; provided, further, however, that for the avoidance of doubt, any Investments made by the Borrower and its subsidiaries in reliance on Section 6.04(k) in any measurement period set forth above shall be deemed to reduce dollar-for-dollar the amount of the maximum Capital Expenditures permitted to be expended under this Section 6.10 for such measurement period by the amount of such Investments without duplication of any amount included in clause (b) of the definition of Capital Expenditures. All Capital Expenditures shall first be applied to reduce the then applicable maximum Capital Expenditures amount and then to reduce the carry-forward from the previous applicable measurement period, if any.

SECTION 6.11. Interest Coverage Ratio. Borrower shall not permit the Interest Coverage Ratio of the Borrower and its subsidiaries for any period of four consecutive fiscal quarters, in each case taken as one accounting period, as of the last day of any fiscal quarter ending on the date set forth below to be less than the ratio set forth opposite such date below:

Date	Ratio

March 31, 2010	3.15 to 1.00
June 30, 2010	3.15 to 1.00
September 30, 2010	3.35 to 1.00
December 31, 2010	4.50 to 1.00
March 31, 2011	5.50 to 1.00
June 30, 2011	6.00 to 1.00
September 30, 2011	6.00 to 1.00
December 31, 2011	6.00 to 1.00
March 31, 2012	6.00 to 1.00
June 30, 2012	6.00 to 1.00
September 30, 2012	6.00 to 1.00
December 31, 2012	6.00 to 1.00
March 31, 2013	6.00 to 1.00
June 30, 2013	6.00 to 1.00
September 30, 2013	6.00 to 1.00
December 31, 2013	6.00 to 1.00
March 31, 2014	6.00 to 1.00
June 30, 2014	6.00 to 1.00
SECTION 6.12. Maximum Leverage Ratio. Permit the Leverage Ratio of the Borrower and its subsidiaries as of the last day of the period of four consecutive fiscal quarters ending on the date set forth below to be greater than the ratio set forth opposite such date below:

Date	Ratio

March 31, 2010	2.45 to 1.00
June 30, 2010	2.45 to 1.00
September 30, 2010	2.30 to 1.00
December 31, 2010	1.15 to 1.00
March 31, 2011	1.00 to 1.00
June 30, 2011	1.00 to 1.00
September 30, 2011	1.00 to 1.00
December 31, 2011	1.00 to 1.00
March 31, 2012	1.00 to 1.00
June 30, 2012	1.00 to 1.00
September 30, 2012	1.00 to 1.00
December 31, 2012	1.00 to 1.00
March 31, 2013	1.00 to 1.00
June 30, 2013	1.00 to 1.00
September 30, 2013	1.00 to 1.00
December 31, 2013	1.00 to 1.00
March 31, 2014	1.00 to 1.00
June 30, 2014	1.00 to 1.00

SECTION 6.13. Fiscal Year. With respect to Holdings and the Borrower, change their fiscal year-end to a date other than September 30.
SECTION 6.14. Certain Equity Securities; Wholly Owned Subsidiaries. Issue any Equity Interest that is not Qualified Capital Stock, or cause or permit any subsidiary of the Borrower not to be a Wholly Owned Subsidiary of the Borrower.
SECTION 6.15. No Speculative Agreements. None of Holdings, the Borrower or any Subsidiary Guarantor may enter into Hedging Agreements that are (i) speculative in nature, or (ii) not consistent with prudent business practices.
SECTION 6.16. Minimum Liquidity Threshold. At all times after the Closing Date the Borrower shall maintain an amount of Unrestricted Cash and Permitted Investments (minus the amount of Investments received by the Borrower from Holdings or any Subsidiary (other than a subsidiary of the Borrower) within 90 days prior to the date of determination) on any day including the Maturity Date of at least $7,500,000 (the “Minimum Liquidity Threshold”); provided however that, solely during the months of January through and including March of any fiscal year, the Minimum Liquidity Threshold for the Borrower shall be $5,000,000.
SECTION 6.17. Modification of Management Agreement; Payment of Management Fees. Directly or indirectly, (i) amend, modify or supplement, or agree to amend, modify or supplement, any provision of the Management Agreement as such agreement was in effect on April 26, 2006, or (ii) pay, agree to pay, or suffer to exist any agreement to pay, any Management Fees, except, as and to the extent permitted under Section 6.06(a)(iv), for the management fees payable to Holdings by the Borrower pursuant to the Management Agreement, as such agreement was in effect on April 26, 2006.
ARTICLE VII
Events of Default
In case of the happening of any of the following events (“Events of Default”):
(a) any representation or warranty made or deemed made in or in connection with any Loan Document hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
(d) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary Guarantor of any covenant, condition or agreement contained in Section 5.01(a), 5.02, 5.05, 5.08, 5.16 or in Article VI;

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof of Holdings or the Borrower;
(f) (i) Holdings, the Borrower or any Subsidiary Guarantor shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity in each case which is not cured or waived; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Subsidiary (other than an Inactive Subsidiary), or of a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary (other than an Inactive Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary (other than an Inactive Subsidiary) or for a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary or (iii) the winding-up or liquidation of Holdings, the Borrower or any Subsidiary (other than an Inactive Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h) Holdings, the Borrower or any Subsidiary (other than an Inactive Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary (other than an Inactive Subsidiary) or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary (other than an Inactive Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
(i) one or more judgments shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $2,500,000 or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $2,500,000;
(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents); or
(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby except for any Lien pertaining to Collateral that individually or in the aggregate is (i) of a de minimis value in relation to the outstanding Obligations, or (ii) not material to the businesses or operations of the Loan Parties, taken as a whole;
then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or the Borrower described in paragraph (g) or (h) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VIII
The Administrative Agent and the Collateral Agent
Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.
The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers including under any Loan Documents, except discretionary rights and powers expressly contemplated hereby or by any other Loan Document that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it, including any Construction Monitor (as defined in the Borrower Mortgage). Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Agent. Without limitation of any other provision of this Agreement, each Agent shall be entitled to consult with and rely conclusively upon, and shall not incur any liability for relying upon, the advice of any Construction Monitor.
Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Lead Arranger and the Syndication Agent are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Lead Arranger and the Syndication Agent shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, neither the Lead Arranger nor the Syndication Agent in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.
ARTICLE IX
Miscellaneous
SECTION 9.01. Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(a) if to the Borrower or Holdings, to it at 10877 Wilshire Blvd., Suite 710 LA, CA 90024, Attention of General Counsel (Fax No. 310-208-7165), Email: cmorris@rentk.com;
(b) if to the Administrative Agent, to Credit Suisse AG, Cayman Islands Branch, Agency Manager, One Madison Avenue, New York, NY 10010, Fax No. 212-322-2291, Email: agency.loanops@credit-suisse.com; and
(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.
The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause the Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.
The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Credit Facility or the Loans.
Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The provisions of Sections 2.15, 2.17, 2.19 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.
SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and when the Administrative

Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it), with the prior written consent of the Administrative Agent and, so long as no Event of Default shall have occurred and is continuing, the prior written consent of the Borrower (not to be unreasonably withheld or delayed); provided, however, that (i) the amount of the Commitment(s) or the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Loans); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (ii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms. Upon acceptance and recording pursuant to Section 9.04(e), from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15 (provided, for the avoidance of doubt, that such Lender continues to comply with Section 2.15(e)), 2.17, 2.19 and 9.05, as well as to any Fees, if any, accrued for its account and not yet paid).
(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the outstanding balances of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.17 and 2.19 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest or releasing any Guarantor (other than in connection with the sale of a Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral). Each Lender shall maintain at one of its offices a register for the recordation of the names and addresses of its participants, and the amount and terms of its participations; provided that no Lender shall be required to disclose or share the information contained in such register with the Borrower or any other Person, except as required by applicable law (the “Participant Register”).
(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.
(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment(s) of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.
(j) Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower and Holdings agree, jointly and severally, to pay all out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with the syndication of the Credit Facility, the Loans and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the fees, charges and disbursements of Proskauer Rose, LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.
(b) The Borrower and Holdings agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, the Lead Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facility), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to Holdings, the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnitee.
(c) To the extent that Holdings and the Borrower fail to pay any amount required to be paid by them to the Administrative Agent or the Collateral Agent under Section 9.05(a) or 9.05(b), each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent, in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans at the time.
(d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions any Loan or the use of the proceeds thereof.
(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.
SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or Holdings against any of and all the obligations of the Borrower or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.
(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, in each case without the prior written consent of each Lender directly adversely affected thereby, (ii) decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.12, the provisions of Section 9.04(j) or the provisions of this Section 9.08 or release any Guarantor (other than in connection with the sale of a Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV, (v) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default (or any definition used, respectively, therein) shall constitute an increase in the Commitment of any Lender for purposes of this clause (v)), or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the

Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent.
SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.10. Entire Agreement. This Agreement, the Engagement Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic means shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Holdings or their respective properties in the courts of any jurisdiction.
(b) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section 9.16, “Information” shall mean all information received from the Borrower or Holdings and related to the Borrower or Holdings or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or Holdings;

provided that, in the case of Information received from the Borrower or Holdings after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.
SECTION 9.17. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
SECTION 9.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrower in accordance with the USA PATRIOT Act.
SECTION 9.19. Diligence. Notwithstanding that certain documents, agreements and information have been provided electronically by or on behalf of the Borrower to any of the Agents, the Lenders and their respective counsel, no such documents, agreements or information shall be considered disclosed under this Agreement or any other Loan Document unless such documents, agreements and information are set forth in the Schedules to this Agreement as of the Closing Date. Furthermore, access by any Agent or Lender or their respective counsel or advisors to any data room containing such documents, agreements or information shall not be deemed a waiver by any such Person of the foregoing statement.
SECTION 9.20. LEGEND. THE LOANS HAVE BEEN ISSUED, AND ANY INCREMENTAL LOANS MAY BE ISSUED, WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THESE LOANS (INCLUDING INCREMENTAL LOANS FOLLOWING THE ISSUANCE THEREOF) MAY BE OBTAINED BY WRITING TO THE ADMINISTRATIVE AGENT AT THE ADDRESS SET FORTH IN SECTION 9.01. EACH LOAN MADE BY A LENDER HEREUNDER ON THE CLOSING DATE WAS SUBJECT TO AN ORIGINAL ISSUE DISCOUNT SUCH THAT SUCH LOAN RESULTED IN AGGREGATE PROCEEDS TO THE BORROWER IN AN AMOUNT EQUAL TO 97.0% OF SUCH LENDER’S COMMITMENT.
SECTION 9.21. Lenders’ Ratification of Certain Matters. The Lenders hereby ratify the Collateral Agent’s consent, given pursuant to Sections 2(g) and 2(i) of the Borrower Mortgage, to (i) the execution and delivery by the Borrower, as landlord, and one of (A) American Carbonation Corporation, (B) Air Liquide, (C) A+ Distribution, Inc., or (D) another third party approved by the Collateral Agent in its reasonable discretion, as tenant (the “Permitted Tenant”), of an operating lease (the “Permitted Lease”) of a portion of the Premises (as defined in the Borrower Mortgage), for the use by the Permitted Tenant for, among other things, the purchase of carbon dioxide from the Borrower and the conversion of such carbon dioxide into dry ice or liquid, and otherwise on terms not materially different from those set forth in Schedule 9.21, (ii) the execution and delivery by the Borrower, as landlord, and Community Synergies LLC, as tenant (“CS LLC”) of an operating lease (the “CS Lease”) of a portion of the Premises for the use by the Permitted Tenant for, among other things, the purchase of carbon dioxide from the Borrower and the use of such carbon dioxide to grow algae in CS LLC’s proprietary algae photobioreactors to be located on the leased portion of the Premises, and otherwise on terms not materially different from those set forth in Schedule 9.21; and (iii) the Borrower seeking, and obtaining, a rezoning classification for the Premises that would permit the Borrower to conduct its operations on the Premises as of right rather than as a permitted nonconforming use under applicable laws.
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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RENTECH ENERGY MIDWEST CORPORATION
By:	/s/ Dan J. Cohrs
	Name:	Dan J. Cohrs
	Title:	Vice President and Treasurer

RENTECH INC.
By:	/s/ Dan J. Cohrs
	Name:	Dan J. Cohrs
	Title:	Chief Financial Officer, Executive Vice President and Treasurer

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CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent and Collateral Agent
By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Vice President

By:	/s/ Kevin Buddhdew
	Name:	Kevin Buddhdew
	Title:	Associate

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CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Vice President

By:	/s/ Kevin Buddhdew
	Name:	Kevin Buddhdew
	Title:	Associate

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